FORTIS

EMPOWER
VARIABLE
ANNUITY
Contracts Under Flexible
Premium Deferred
Combination Variable and
Fixed Annuity Contracts
PROSPECTUS DATED
May 1, 2001

[FORTIS SOLID PARTNERS, FLEXIBLE SOLUTIONS(SM) LOGO]
99185 (5/01)

FORTIS BENEFITS INSURANCE COMPANY

MAILING          STREET ADDRESS:       PHONE: 1-800-800-2000
ADDRESS:         500 BIELENBERG DRIVE  EXTENSION 3057
P.O. BOX 64272   WOODBURY
ST. PAUL         MINNESOTA 55125
MINNESOTA 55164

This prospectus describes interests under flexible premium deferred combination variable and fixed annuity contracts issued by Fortis Benefits Insurance Company ("Fortis Benefits").
These contracts allow you to accumulate funds on a tax-deferred basis. You may elect a guaranteed interest accumulation option through a fixed account or a variable return accumulation option through a variable account, or a combination of these two options. Under the guaranteed interest accumulation option, you can choose among ten different guarantee periods, each of which has its own interest rate.

Under the variable return accumulation option, you can choose among one or more of the following investment portfolios (those portfolios which have a non-Fortis subadvisor includes the name of the subadvisor at the beginning of the portfolio name):

Money Market Series                           T. Rowe Price -- Blue Chip Stock Series
U.S. Government Securities Series             AIM -- Blue Chip Stock Series II
Diversified Income Series                     Lazard Freres -- International Stock
AIM -- Multisector Bond Series                Series
High Yield Series                             Dreyfus -- Mid Cap Stock Series
T. Rowe Price -- International Stock Series   Berger -- Small Cap Value Series
II                                            Global Growth Series
Asset Allocation Series                       MFS -- Global Equity Series
Federated -- American Leaders Series          Alliance -- Large Cap Growth Series
Value Series                                  MFS -- Investors Growth Series
MFS -- Capital Opportunities Series           Growth Stock Series
Growth & Income Series                        Aggressive Growth Series
Dreyfus -- S&P 500 Index Series

The accompanying prospectuses for these investment portfolios describe the investment objectives, policies and risks of each of the portfolios.

This prospectus gives you information about the contracts that you should know before investing. This prospectus must be accompanied by a current prospectus of the available investment portfolios. These prospectuses should be read carefully and kept for future reference.

A Statement of Additional Information, dated May 1, 2001, about certain aspects of the contracts has been filed with the Securities and Exchange Commission and is available without charge from Fortis Benefits at the address and phone number printed above. The Table of Contents for the Statement of Additional Information appears on page xx of this prospectus.
THESE CONTRACTS ARE NOT OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, CREDIT UNION, BROKER-DEALER OR OTHER FINANCIAL INSTITUTION. THEY ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY. THEY INVOLVE INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

Special Terms Used in this Prospectus.......................      3
Information Concerning Fees and Charges.....................      4
Summary of Contract Features................................      6
     - Fortis Benefits/Fortis Financial Group Member........      8
The Variable Account........................................      8
The Portfolios..............................................      8
The Fixed Account...........................................      9
     - Guaranteed Interest Rates/Guarantee Periods..........      9
     - Market Value Adjustment..............................      9
     - Investments by Fortis Benefits.......................     10
Accumulation Period.........................................     11
     - Issuance of a Contract and Purchase Payments.........     11
     - Contract Value.......................................     11
     - Allocation of Purchase Payments and Contract Value...     12
     - Total and Partial Surrenders.........................     12
     - Telephone Transactions...............................     13
     - Benefit Payable on Death of Contract Owner (or
      Annuitant)............................................     13
The Annuity Period..........................................     13
     - Annuity Commencement Date............................     13
     - Commencement of Annuity Payments.....................     14
     - Relationship Between Subaccount Investment
      Performance and Amount of Variable Annuity Payments...     14
     - Annuity Options......................................     14
     - Death of Annuitant or Other Payee....................     15
Charges and Deductions......................................     15
     - Premium Taxes........................................     15
     - Annual Administrative Charge.........................     15
     - Charges Against the Variable Account.................     15
     - Tax Charge...........................................     16
     - Miscellaneous........................................     16
General Provisions..........................................     16
     - The Contracts........................................     16
     - Postponement of Payment..............................     16
     - Misstatement of Age or Sex and Other Errors..........     16
     - Assignment...........................................     16
     - Beneficiary..........................................     16
     - Reports..............................................     16
Rights Reserved by Fortis Benefits..........................     16
Distribution................................................     17
Federal Tax Matters.........................................     17
Further Information About Fortis Benefits...................     19
     - General..............................................     19
     - Ownership of Securities..............................     19
     - Selected Financial Data..............................     20
     - Management's Discussion and Analysis of Financial
      Condition and Results of Operations...................     20
Voting Privileges...........................................     22
Other Information...........................................     22
Contents of Statement of Additional Information.............     22
Fortis Benefits Financial Statements........................     22
Appendix A--Sample Market Value Adjustment Calculations.....    A-1
Appendix B--Sample Death Benefit Calculations...............    B-1
Appendix C--Explanation Of Expense Calculations.............    C-1
Appendix D--Pro Rata Adjustments............................    D-1


THE CONTRACTS ARE NOT AVAILABLE IN ALL STATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. FORTIS BENEFITS DOES NOT AUTHORIZE ANY INFORMATION OR REPRESENTATION REGARDING THE OFFERING DESCRIBED IN THIS PROSPECTUS WHICH IS NOT INCLUDED IN THIS PROSPECTUS, THE RELATED STATEMENT OF ADDITIONAL INFORMATION, OR ANY SUPPLEMENTS THERETO OR IN ANY SUPPLEMENTAL SALES MATERIAL AUTHORIZED BY FORTIS BENEFITS.

SPECIAL TERMS USED IN THIS PROSPECTUS

Accumulation PeriodThe time period under a contract between the contract issue date and the annuity commencement date.

Accumulation Unit  A unit of measure used to calculate the contract owners'
                   interest in the Variable Account during the Accumulation Period.

Annuitant          A person during whose life annuity payments are to be made by
                   Fortis Benefits under the contract. The Annuitant is the person named in the application for the contract. If such person dies before the annuity commencement date and there is an additional annuitant named in the application, the additional annuitant shall become the Annuitant. If there is no named additional annuitant, or the additional annuitant has predeceased the annuitant who is named in the application, the contract owner, if he or she is a natural person, shall become the Annuitant.

Annuity Period     The time period following the Accumulation Period, during
                   which annuity payments are made by Fortis Benefits.

Annuity Unit       A unit of measurement used to calculate variable annuity
                   payments.

Five Year Anniversary
                   The fifth anniversary of a contract issue date, and each subsequent fifth anniversary of that date.

Fixed Annuity Option
                   An annuity option under which Fortis Benefits promises to pay the Annuitant or any other payee that you designate one or more fixed payments.

Market Value Adjustment
                   Positive or negative adjustment in fixed account Value that we make if such value is paid out more than fifteen days before or after the end of a guarantee period in which it was being held.

Non-Qualified Contracts
                   Contracts that do not qualify for the special federal income tax treatment applicable in connection with certain retirement plans.

Qualified ContractsContracts that are qualified for the special federal income tax treatment applicable in connection with certain retirement plans.

Valuation Date     All business days except, with respect to any Subaccount,
                   days on which the related Portfolio does not value its shares. Generally, the Portfolios value their shares on each day the New York Stock Exchange is open.

Valuation Period   The period that starts at the close of regular trading on the
                   New York Stock Exchange on a Valuation Date and ends at the close of regular trading on the exchange on the next succeeding Valuation Date.

Variable Account   The segregated asset account referred to as Variable Account
                   D of Fortis Benefits Insurance Company established to receive and invest purchase payments under contracts.

Variable Annuity Option
                   An annuity option under which Fortis Benefits promises to pay the Annuitant or any other payee chosen by you one or more payments which vary in amount in accordance with the net investment experience of the subaccounts selected by the Annuitant.

INFORMATION CONCERNING FEES AND CHARGES

CONTRACT OWNER TRANSACTION CHARGES

     Front-End Sales Charge Imposed on Purchases.................       0%
     Maximum Surrender Charge for Sales Expenses.................       0%
     Other Surrender Fees........................................       0%
     Exchange Fee................................................       0%
     ANNUAL CONTRACT ADMINISTRATION CHARGE.......................      $30(1)

VARIABLE ACCOUNT ANNUAL EXPENSES
  (AS A PERCENTAGE OF AVERAGE ACCOUNT VALUE)
     Mortality and Expense Risk Charge......................     1.10%
     Variable Account Administrative Charge.................      .15%
       Total Variable Account Annual Expenses...............     1.25%

------------------------------
(1) This charge, which is otherwise applied at each contract anniversary and total surrender of the contract, will not be charged during the Accumulation Period if the contract value as of such anniversary or surrender is $100,000 or more. Currently, Fortis Benefits waives this charge during the Annuity Period. This charge is also subject to any applicable limitations under the law of any state.

MARKET VALUE ADJUSTMENT WITH RESPECT TO FIXED ACCOUNT

Surrenders and other withdrawals from the fixed account more than fifteen days from the end of a guarantee period other than the one year guarantee period are subject to a Market Value Adjustment. The Market Value Adjustment may increase or reduce the fixed account value. It is computed pursuant to a formula that is described in more detail under "Market Value Adjustment."

PORTFOLIO ANNUAL EXPENSES(a)

                                             U.S.                    MULTI
                                 MONEY    GOVERNMENT   DIVERSIFIED   SECTOR    HIGH    INTERNATIONAL     ASSET      AMERICAN
                                 MARKET   SECURITIES     INCOME       BOND    YIELD        STOCK       ALLOCATION   LEADERS
                                 SERIES     SERIES       SERIES      SERIES   SERIES     SERIES II       SERIES      SERIES
                                 ------   ----------   -----------   ------   ------   -------------   ----------   --------
Investment Advisory and
  Management Fee...............   0.30%      0.47%        0.48%       0.75%    0.50%       0.90%          0.47%       0.90%
Other Expenses.................   0.06%      0.05%        0.05%       0.19%    0.06%       0.16%          0.04%       0.35%
Total Series Fund Operating
  Expenses.....................   0.36%      0.52%        0.53%       0.94%    0.56%       1.06%          0.51%       1.25%

                                                           GROWTH      S&P
                                             CAPITAL         &         500
                                 VALUE    OPPORTUNITIES    INCOME     INDEX
                                 SERIES      SERIES        SERIES    SERIES
                                 ------   -------------   --------   -------
Investment Advisory and
  Management Fee...............   0.70%       0.90%         0.63%     0.40%
Other Expenses.................   0.06%       0.41%         0.04%     0.05%
Total Series Fund Operating
  Expenses.....................   0.76%       1.31%         0.67%     0.45%


                                                          BLUE                       MID     SMALL                      LARGE
                                            BLUE CHIP     CHIP                       CAP      CAP     GLOBAL   GLOBAL    CAP
                                              STOCK       STOCK     INTERNATIONAL   STOCK    VALUE    GROWTH   EQUITY   GROWTH
                                             SERIES     SERIES II   STOCK SERIES    SERIES   SERIES   SERIES   SERIES   SERIES
                                            ---------   ---------   -------------   ------   ------   ------   ------   ------
Investment and Management Fee.............    0.87%       0.95%         0.83%        0.90%    0.90%    0.70%    1.00%    0.90%
Other Expenses............................    0.05%       0.43%         0.10%        0.15%    0.13%    0.05%    0.43%    0.06%
Total Series Fund Operating Expenses......    0.92%       1.38%         0.93%        1.05%    1.03%    0.75%    1.43%    0.96%


                                            INVESTORS   GROWTH   AGGRESSIVE
                                             GROWTH     STOCK      GROWTH
                                             SERIES     SERIES     SERIES
                                            ---------   ------   ----------
Investment and Management Fee.............    0.90%      0.61%      0.62%
Other Expenses............................    0.49%      0.03%      0.04%
Total Series Fund Operating Expenses......    1.39%      0.64%      0.66%


------------------------------

(a) As a percentage of Portfolio average net assets based on 2000 historical data. The figures set forth above were annualized numbers for the following portfolios and the total operating expense ratio for them would have been as follows had there not been a waiver and reimbursement of expense arrangement in effect: American Leaders Series -- 1.50%; Blue Chip Series II -- 1.50%; Capital Opportunities Series -- 1.38%; Global Equity Series -- 1.86%; Investors Growth Series -- 1.53%.

EXAMPLES*

If you commence an annuity payment option, or whether you do or do not surrender your contract, you would pay the following cumulative expenses on a $1,000 investment, assuming a 5% annual return on assets:


       IF ALL AMOUNTS ARE INVESTED IN ONE PORTFOLIO:            1 YEAR    3 YEARS    5 YEARS    10 YEARS
       ---------------------------------------------            ------    -------    -------    --------
Money Market................................................     $17        $51       $ 88        $192
US Government Securities....................................      18         56         96         209
Diversified Income..........................................      18         56         97         210
Multisector Bond............................................      22         69        118         253
High Yield..................................................      19         57         99         214
International Stock Series II...............................      24         72        124         265
Asset Allocation............................................      18         56         96         208
American Leaders............................................      25         78        133         284
Value.......................................................      21         63        109         234
Capital Opportunities.......................................      26         80        136         290
Growth & Income.............................................      20         61        104         225
S&P 500 Index...............................................      17         54         93         202
Blue Chip Stock.............................................      22         68        117         251
Blue Chip Stock II..........................................      27         82        140         297
International Stock.........................................      22         68        117         252
MidCap Stock Series.........................................      23         72        123         264
Small Cap Value Series......................................      23         71        122         262
Global Growth...............................................      20         63        108         233
Global Equity...............................................      27         83        142         302
Large Cap Growth Series.....................................      23         69        119         255
Investors Growth Series.....................................      27         82        140         298
Growth Stock................................................      19         60        103         222
Aggressive Growth...........................................      20         60        104         224


------------------------------
* For purposes of these examples, the effect of the annual contract administration charge has been computed based on the average total Contract Value during the year ended December 31, 2000 for similar contracts and the total actual amount of annual contract administration charges collected during the year. For the purpose of these examples, Portfolio annual expenses are assumed to continue at the rates set forth in the table above. Also, the examples do not include the effect of any Market Value Adjustment.

THE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES, AND ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.
                         ------------------------------

We have included the foregoing tables and examples to help you understand the transaction and operating expenses we directly or indirectly impose under the contracts and the portfolios. We will deduct amounts for state premium taxes or similar assessments where these are applicable.

See Appendix C for an explanation of the calculation of the amounts set forth above.

SUMMARY OF CONTRACT FEATURES

The following summary should be read in conjunction with the detailed information in this prospectus. Variations from the information appearing in this prospectus due to requirements particular to your state are described in supplements which are attached to this prospectus, or in endorsements to the contract as appropriate.

The contracts are designed to provide individuals with retirement benefits through the accumulation of purchase payments on a fixed or variable basis, and by the application of such accumulations to provide fixed or variable annuity payments.

"We," "our," and "us" mean Fortis Benefits Insurance Company. "You" and "your" mean a reader of this prospectus who is contemplating making purchase payments or taking any other action in connection with a contract.

Depending on the state that you live in, the contract that is issued to you may be as a part of a group contract or as an individual contract. Participation in a group contract will be evidenced by the issuance of a certificate showing your interest under the group contract. In other states, an individual contract will be issued to you. Both the certificate and the contract are referred to as a "contract" in this prospectus.

FREE LOOK

You have the right to examine a contract during a "free look" period after you receive the contract and return it for a refund of the amount of the then current contract value. However, in certain states where required by state law the refund will be in the amount of all purchase payments that have been made, without interest or appreciation or depreciation. The "free look" period is generally 10 days unless a longer time is specified on the face page of your contract.

PURCHASE PAYMENTS

The initial purchase payment under a contract must be at least $25,000 ($10,000 for a contract which is part of a qualified plan). Additional purchase payments under a contract must be at least $50. See "Issuance of a Contract and Purchase Payments."

ALLOCATION OF PURCHASE PAYMENTS

On the date that the contract is issued, the initial purchase payment is allocated, as specified by you in the contract application, among one or more of the portfolios, or to one or more of the guarantee periods in the fixed account, or to a combination thereof. Subsequent purchase payments are allocated in the same way, or pursuant to different allocation percentages that the owner may subsequently request in writing.

VARIABLE ACCOUNT INVESTMENT OPTIONS

Each of the subaccounts of the Variable Account invests in shares of a corresponding portfolio. Contract value in each of the subaccounts of the Variable Account will vary to reflect the investment experience of each of the corresponding portfolios, as well as deductions for certain charges.

Each portfolio has a separate and distinct investment objective and is managed by Fortis Advisers, Inc. or a subadviser of Fortis Advisers, Inc. A full description of the portfolios and their investment objectives, policies, risks and expenses can be found in the current prospectus for the portfolios, which accompanies this prospectus, and the portfolios' Statement of Additional Information which is available upon request.

FIXED ACCOUNT INVESTMENT OPTIONS

Any amount allocated by the owner to the fixed account earns a guaranteed interest rate. The level of the guaranteed interest rate depends on the length of the guarantee period selected by the owner. We currently make available ten different guarantee periods, ranging from one to ten years.

If amounts are transferred, surrendered or otherwise paid out more than fifteen days before or after the end of any guarantee period other than the one-year guarantee period, a Market Value Adjustment will be applied to increase or decrease the amount of fixed account value that is paid out. Accordingly, the Market Value Adjustment can result in gains or losses to you.

The fixed account investment option is not available for contracts issued in the states of Pennsylvania and Nevada.

For a more complete discussion of the fixed account investment options and the Market Value Adjustment, see "The Fixed Account."

TRANSFERS

During the Accumulation Period, you can transfer all or part of your contract value from one subaccount to another or into the fixed account and, subject to any Market Value Adjustment, from one guarantee period to another or into a subaccount. There is currently no charge for these transfers. We reserve the right to restrict the frequency of or otherwise condition, terminate, or impose charges upon, transfers from a subaccount during the Accumulation Period. During the Annuity Period the person receiving annuity payments may make up to four transfers (but not from a Fixed Annuity Option) during each year of the Annuity Period. For a description of certain limitations on transfer rights, see "Allocations of Purchase Payments and Contract Value--Transfers."

TOTAL OR PARTIAL SURRENDERS

Subject to certain conditions, all or part of the contract value may be surrendered by you before the earlier of (1) the annuity commencement date, or
(2) if the owner is a non-natural person the Annuitant's death. Amounts surrendered may be subject to a surrender charge and, in addition, amounts surrendered from the fixed account may be subject to a Market Value Adjustment. See "Total and Partial Surrenders," and "Market Value Adjustment." Particular attention should be paid to the tax implications of any surrender, including possible penalties for premature distributions. See "Federal Tax Matters."

ANNUITY PAYMENTS

The contract provides several types of annuity benefits to you or to other persons you properly designate to receive such payments, including Fixed and Variable Annuity Options. The owner has considerable flexibility in choosing the annuity commencement date. However, the tax implications of an annuity commencement date must be carefully considered, including the possibility of penalties for commencing benefits either too soon or too late. See "Annuity Commencement Date," "Annuity

Options" and "Federal Tax Matters" in this prospectus and "Taxation Under Certain Retirement Plans" in the Statement of Additional Information.

DEATH BENEFIT

In the event of the death of the owner, or the Annuitant if the owner is a non-natural person, prior to the annuity commencement date, a death benefit is payable to the beneficiary. See "Benefit Payable on Death of Contract Owner (or Annuitant)."

LIMITATIONS IMPOSED BY RETIREMENT PLANS AND EMPLOYERS

Certain rights you would otherwise have under a contract may be limited by the terms of any applicable employee benefit plan. These limitations may restrict such things as total and partial surrenders, the amount or timing of purchase payments that may be made, when annuity payments must start and the type of annuity options that may be selected. Accordingly, you should familiarize yourself with these and all other aspects of any retirement plan in connection with which a contract is issued.

The record owner of the group variable annuity contract pursuant to which group certificates will be issued will be a bank trustee whose sole function is to hold record ownership of the contract or an employer (or the employer's designee) in connection with an employee benefit plan. In the latter cases, certain rights that an owner otherwise would have under a contract may be reserved instead by the employer.

TAX IMPLICATIONS

The tax implications for you or any other persons who may receive payments under a contract, and those of any related employee benefit plan can be quite important. A brief discussion of some of these is set out under "Federal Tax Matters" in this prospectus and "Taxation Under Certain Retirement Plans" in the Statement of Additional Information, but such discussion is not comprehensive. Therefore, you should consider these matters carefully and consult a qualified tax adviser before making purchase payments or taking any other action in connection with a contract or any related employee benefit plan. Failure to do so could result in serious adverse tax consequences which might otherwise have been avoided.

QUESTIONS AND OTHER COMMUNICATIONS

Any question about procedures of the contract should be directed to your sales representative, or Fortis Benefits' home office: P.O. Box 64272, St. Paul, Minnesota, 55164: 1-800-800-2000, extension 3057. Purchase payments and written requests should be mailed or delivered to the same home office address. All communications should include the contract number, the owner's name and, if different, the Annuitant's name. The number for telephone transfers is 1-800-800-2000 (extension 3057).

Any purchase payment or other communication, except a 10-day cancellation notice, is deemed received at Fortis Benefit's home office on the actual date of receipt there in proper form unless received (1) after the close of regular trading on The New York Stock Exchange, or (2) on a date that is not a Valuation Date. In either of these two cases, the date of receipt will be deemed to be the next Valuation Date.

FINANCIAL AND PERFORMANCE INFORMATION

The information presented below reflects the Accumulation Unit information for subaccounts of the Separate Account through December 31, 1999.

                                  MONEY      U.S. GOV'T   DIVERSIFIED   MULTISECTOR     HIGH      INTERNATIONAL      ASSET
                                  MARKET     SECURITIES     INCOME         BOND         YIELD       STOCK II      ALLOCATION
                                  ------     ----------   -----------   -----------     -----     -------------   ----------
December 31, 2000
 Accumulation Units in
   Force......................
 Accumulation Unit Values.....
December 31, 1999
 Accumulation Units in
   Force......................     572,289     442,615       134,641        64,476       81,390        79,963         584,816
 Accumulation Unit Values.....  $   10.640   $  10.243    $   10.015     $  10.021    $   9.699     $  10.103     $    12.888
December 31, 1998
 Accumulation Units in
   Force......................  39,532,433   7,577,700    51,323,231     1,236,211    4,984,906     3,315,158     160,803,266
 Accumulation Unit Values.....  $    1.532   $  18.421    $    2.059     $  13.254    $  12.823     $  16.513     $     3.326

                                AMERICAN                  CAPITAL       GROWTH &
                                LEADERS      VALUE     OPPORTUNITIES     INCOME
                                --------     -----     -------------    --------
December 31, 2000
 Accumulation Units in
   Force......................
 Accumulation Unit Values.....
December 31, 1999
 Accumulation Units in
   Force......................     --        113,583         --           202,247
 Accumulation Unit Values.....    $--      $  10.435        $--        $   11.113
December 31, 1998
 Accumulation Units in
   Force......................     --      4,869,102         --        12,171,938
 Accumulation Unit Values.....    $--      $  14.768        $--        $   21.767

                                               BLUE       BLUE     INTERNATIONAL     GLOBAL     GLOBAL     GROWTH      AGGRESSIVE
                                 S&P 500       CHIP      CHIP II       STOCK         GROWTH     EQUITY      STOCK        GROWTH
                                 -------       ----      -------   -------------     ------     ------     ------      ----------
December 31, 2000
 Accumulation Units in
   Force......................
 Accumulation Unit Values.....
December 31, 1999
 Accumulation Units in
   Force......................     857,907     635,603      --         270,261        117,470     --         153,315     216,039
 Accumulation Unit Values.....  $   13.031   $  13.021     $--       $  12.023     $   14.823    $--     $    15.898   $  21.505
December 31, 1998
 Accumulation Units in
   Force......................  10,440,486   7,548,794      --       4,751,940     11,744,865     --     136,042,148   6,165,803
 Accumulation Unit Values.....  $   18.689   $  18.238     $--       $  16.113     $   21.433    $--     $     3.870   $  15.829

                                MID CAP   LARGE CAP   INVESTORS   SMALL CAP
                                 STOCK     GROWTH      GROWTH       VALUE
                                -------   ---------   ---------   ---------
December 31, 2000
 Accumulation Units in
   Force......................
 Accumulation Unit Values.....
December 31, 1999
 Accumulation Units in
   Force......................  107,955    359,451        --        186,047
 Accumulation Unit Values.....  $10.555    $14.779       $--      $  10.677
December 31, 1998
 Accumulation Units in
   Force......................  765,338    842,995        --      1,098,102
 Accumulation Unit Values.....  $ 9.625    $11.755       $--      $   9.367

Financial statements for the subaccounts are included in the Statement of Additional Information.

Advertising and other sales materials may include yield and total return figures for the subaccounts of the Variable Account. These figures are based on historical results and are not intended to indicate future performance. "Yield" is the income generated by an investment in the subaccount over a period of time specified in the advertisement. This rate of return is assumed to be earned over a full year and is shown as a percentage of the investment. "Total Return" is the total change in value of an investment in the subaccount over a period of time specified in the advertisement. The rate of return shown would produce that change in value over the specified period, if compounded annually. Yield and total return figures do not reflect premium tax charges. This makes the performance shown more favorable.

Financial information concerning Fortis Benefits is included in this prospectus under "Additional Information About Fortis Benefits" and "Fortis Benefits Financial Statements."

FORTIS BENEFITS/FORTIS FINANCIAL GROUP MEMBER


Fortis Benefits Insurance Company is the issuer of the contracts. Fortis Benefits is a Minnesota corporation founded in 1910. It is qualified to sell life insurance and annuity contracts in the District of Columbia and in all states except New York. Fortis Benefits is an indirectly wholly-owned subsidiary of Fortis, Inc., which is itself indirectly owned 50% by Fortis (NL) N.V. and 50% by Fortis (B). Fortis, Inc. manages the United States operations for these two companies.



Fortis (NL) N.V. is a diversified financial services company headquartered in Utrecht, The Netherlands, where its insurance operations began in 1847. Fortis
(B) is a diversified financial services company headquartered in Brussels, Belgium, where its insurance operations began in 1824. Fortis (NL) N.V. and Fortis (B) have merged their operating companies under the trade name of Fortis. The Fortis group of companies is active in insurance, banking and financial services, and real estate development in The Netherlands, Belgium, the United States, Western Europe, and the Pacific Rim.


All of the guarantees and commitments under the contracts are general obligations of Fortis Benefits regardless of whether you have allocated the contract value to the Variable Account or to the fixed account. None of Fortis Benefits' affiliated companies has any legal obligation to back Fortis Benefits' obligations under the contracts.

Effective April   , 2001, Fortis Benefits contracted the administrative
servicing obligations for the contracts to Hartford Life and Annuity Insurance Company ("Hartford L&A"), a subsidiary of The Hartford Financial Services Group ("Hartford"). Although Fortis Benefits remains responsible for all contract terms and conditions, Hartford L&A is responsible for servicing the contracts, including the payment of benefits, oversight of investment management (i.e., the Portfolios) and overall contract administration. This was part of a larger transaction whereby Hartford L&A reinsured all of the individual life insurance and annuity business of Fortis Benefits.

Additionally, as part of the transaction, Hartford Life and Accident, another subsidiary of Hartford, purchased all of the stock of Fortis Advisers, Inc., the investment manager for the Portfolios and Fortis Investors, Inc., the principal underwriter of the contracts.

THE VARIABLE ACCOUNT

The Variable Account is a segregated investment account of Fortis Benefits. Fortis Benefits established Variable Account D under Minnesota insurance law as of October 14, 1987. The Variable Account is an integral part of Fortis Benefits. However, the Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. Assets in the Variable Account representing reserves and liabilities under these contracts and other variable annuity contracts issued by Fortis Benefits will not be chargeable with liabilities arising out of any other business of Fortis Benefits.

The Variable Account has subaccounts. The assets in each subaccount are invested exclusively in one of the portfolios listed on the first page of the prospectus. Income and both realized and unrealized gains or losses from the assets of each subaccount of the Variable Account are credited to or charged against that subaccount without regard to income, gains or losses, from any other subaccount of the Variable Account or arising out of any other business we may conduct. We may add or eliminate new subaccounts as new portfolios are added or eliminated.

THE PORTFOLIOS

You may choose from among a number of different portfolios. Each portfolio is a mutual fund available for purchase only as a funding vehicle for benefits under variable life insurance and variable annuity products. These variable life insurance and variable annuity products are issued by Fortis Benefits and by other life insurance companies. Each portfolio corresponds to one of the subaccounts of the Variable Account. The assets of each portfolio are separate from the assets of other portfolios. In addition, each portfolio operates as a separate investment portfolio whose investment performance has no effect on the investment performance of any other portfolio. We offer more detailed information for each investment portfolio. This information includes the investment policies, investment restrictions, charges, and risks attendant to investing in each portfolio. This information also includes other aspects of each portfolio's operations. You may find this information in the current prospectus for each portfolio. These portfolio prospectuses must accompany this prospectus, and you should read them in conjunction with it. You may obtain a copy of each prospectus from us, free of charge, by calling 1-800-800-2000, ext. 3057, or by writing P.O. Box 64272, St. Paul, Minnesota 55164.

As noted, the investment portfolios may be available to registered separate accounts of other participating insurance companies. These portfolios may also be available to the Variable Account and other separate accounts of Fortis Benefits. Although Fortis Benefits does not anticipate any disadvantages to this, there is a possibility that a material conflict may arise between the interest of the Variable Account and one or more of the other separate accounts participating in the portfolios. For example, a conflict may occur due to (1) a change in law affecting the operations of variable life and variable annuity separate ac-counts, (2) differences in the voting instructions of the contract owners and those of other companies, or (3) some other reason. In the event of conflict, Fortis Benefits will take any steps necessary to protect the contract owners and variable annuity payees.

Fortis Benefits purchases and redeems portfolios' shares for the Variable Account at their net asset value without any sales or redemption charges. We automatically reinvest dividends or capital gain distributions attributable to contracts in shares of the portfolio from which they are received at the portfolio's net asset value on the date paid. These dividends and distributions will have the effect of reducing the new asset value of each share of the corresponding portfolio and increasing, by an equivalent value, the number of shares outstanding of the portfolio. However, the value of your interest in the corresponding subaccount will not change as a result of any such dividends and distributions.

The portfolios available for investment by the Variable Account are listed on the cover page of this prospectus.

THE FIXED ACCOUNT

GUARANTEED INTEREST RATES/GUARANTEE PERIODS

Any amount you allocate to the fixed account earns a guaranteed interest rate beginning on the date you make the allocation. The guaranteed interest rate continues for the number of years you select, up to a maximum of ten years. At the end of your guarantee period, your contract value, including accrued interest, will be allocated to a new guarantee period of equal length. However, you may reallocate your contract value to a different guarantee period (or periods) or to one (or more) of the subaccounts of the Variable Account. If you decide to reallocate your contract value, you must do so by sending us a written request. We must receive your written request at least three business days before the end of your guarantee period. The first day of your new guarantee period (or other reallocation) will be the day after the end of your previous guarantee period. We will notify you at least 45 days and not more than 75 days before the end of your guarantee period.

We currently offer ten different guarantee periods. These guarantee periods range in length from one to ten years. Each guarantee period has its own guaranteed interest rate, which may differ from those for other guarantee periods. From time to time we will, at our discretion, change the guaranteed interest rate for future guarantee periods. These changes will not affect the guaranteed interest rates we are paying on current guarantee periods. Please note, when you allocate or transfer an amount to a guarantee period, a new guarantee period begins running with respect to that amount. Therefore, the amount you allocate will earn a guaranteed interest rate that will not change until the end of that period. In addition, the guaranteed interest rate will never be less than an effective annual rate of 3%.

We declare the guaranteed interest rates from time to time as market conditions dictate. We advise you of the guaranteed interest rate for a chosen guarantee period at the time we receive a purchase payment from you, or at the time we execute a transfer you have requested, or at the time a guarantee period is renewed.

We do not have a specific formula for establishing the guaranteed interest rates for the guarantee periods. Guaranteed interest rates may be influenced by the available interest rates on the investments we acquire with the amounts you allocate for a particular guarantee period. Guaranteed interest rates do not necessarily correspond to the available interest rates on the investments we acquire with the amounts you allocate for a particular guarantee period. See "Investments by Fortis Benefits". In addition, when we determine guaranteed interest rates, we may consider: (1) the duration of a guarantee period, (2) regulatory and tax requirements, (3) sales and administrative expenses we bear,
(4) risks we assume, (5) our profitability objectives, and (6) general economic trends.

FORTIS BENEFITS' MANAGEMENT MAKES THE FINAL DETERMINATION OF THE GUARANTEED INTEREST RATES WE DECLARE. WE CANNOT PREDICT OR ASSURE THE LEVEL OF ANY FUTURE GUARANTEED INTEREST RATES IN EXCESS OF AN EFFECTIVE ANNUAL RATE OF 3%.

THE FIXED ACCOUNT INVESTMENT OPTION IS NOT AVAILABLE FOR CONTRACTS ISSUED IN THE STATES OF PENNSYLVANIA AND NEVADA.

You may obtain information concerning the guaranteed interest rates that apply to the various guarantee periods. You may obtain this information from our home office or from your sales representative at any time.

MARKET VALUE ADJUSTMENT

Except as described below, we will apply a Market Value Adjustment to any fixed account value that is:

     - surrendered,

     - transferred, or

     - otherwise paid out

before the end of the guarantee period in which it is being held.

For example, we will apply a Market Value Adjustment to fixed account value that we pay:

     - as an amount applied to an annuity option, and

     - as an amount paid as a single sum in lieu of an annuity.

The Market Value Adjustment we apply may increase or decrease the fixed account value that is withdrawn or transferred. We determine whether the fixed account value is increased or decreased by performing a comparison of two guaranteed interest rates.

The first rate we compare is the guaranteed interest rate for the fixed account value that is withdrawn or transferred from the existing guarantee period. The second rate we compare is the guaranteed interest rate we are then offering for new guarantee periods with durations equal to the number of years remaining in the existing guarantee period. After comparing these two rates, we determine whether the fixed account value is increased or decreased as follows:

     - If the first rate exceeds the second rate by more than 1/2%, (1/4% for contracts issued in the state of Florida) the Market Value Adjustment produces an increase in the fixed account value withdrawn or transferred.

     - If the first rate does not exceed the second rate by at least 1/2%, (1/4% for contracts issued in the state of Florida) the Market Value Adjustment produces a decrease in the fixed account value withdrawn or transferred.

We will determine the Market Value Adjustment by multiplying the fixed account value that is withdrawn or transferred from the existing guarantee period (before deduction of any applicable surrender charge) by the following factor:

                 1 + I           n/12
              ------------               - 1
         (    1 + J + .005  )

where,

     - I is the guaranteed interest rate we credit to the fixed account value that is withdrawn or transferred from the existing guarantee period.

     - J is the guaranteed interest rate we are then offering for new guarantee periods with durations equal to the number of years remaining in the existing guarantee period (rounded up to the next higher number of years).

     - N is the number of months remaining in the existing guarantee period (rounded up to the next higher number of months).

You will find sample Market Value Adjustment calculations in Appendix A.

We do not apply a Market Value Adjustment to withdrawals and transfers of fixed account value under four exceptions. We describe these exceptions below.

(1) We will not apply a Market Value Adjustment to fixed account value that we pay out as a death benefit pursuant to a contract.

(2) We will not apply a Market Value Adjustment to fixed account value that is withdrawn or transferred from the one-year guarantee period.

(3) We will not apply a Market Value Adjustment to fixed account value that we pay out during a 30 day period that:

     - begins 15 days before the end date of the guarantee period in which the fixed account value was being held, and that:

     - ends 15 days after the end date of the guarantee period in which the fixed account value was being held.

(4) We will not apply a Market Value Adjustment to fixed account value that is withdrawn or transferred from a guarantee period on a periodic, automatic basis. This exception only applies to such withdrawals or transfers under a formal Fortis Benefits program for the withdrawal or transfer of fixed account value.

We may impose conditions and limitations on any formal Fortis Benefits program for the withdrawal or transfer of fixed account value. Ask your Fortis Benefits representative about the availability of such a program in your state. In addition, if such a program is available in your state, your Fortis Benefits representative can inform you about the conditions and limitations that may apply to that program.

INVESTMENTS BY FORTIS BENEFITS

Fortis Benefits' legal obligations with respect to the fixed account are supported by our general account assets. These general account assets also support our obligations under other insurance and annuity contracts. Investments purchased with amounts allocated to the fixed account are the property of Fortis Benefits, and you have no legal rights in such investments. Subject to applicable law, we have sole discretion over the investment of assets in our general account and in the fixed account. Neither our general account nor the fixed account is subject to registration under the Investment Company Act of 1940.

We will invest amounts in our general account, and amounts in the fixed account, in compliance with applicable state insurance laws and regulations concerning the nature and quality of investments for the general account. Within specified limits and subject to certain standards and limitations, these laws generally permit investment in:

     - federal, state and municipal obligations,

     - preferred and common stocks,

     - corporate bonds,

     - real estate mortgages,

     - real estate, and

     - certain other investments.

See "Fortis Benefits' Financial Statements" for information on our investments. Investment management for amounts in our general account and in the fixed account is provided to us by Fortis Advisors, Inc.

When we establish guaranteed interest rates, we will consider the available return on the instruments in which we invest amounts allocated to the fixed account. However, this return is only one of many factors we consider when we establish the guaranteed interest rates. See "Guaranteed Interest
Rates/Guarantee Periods".

Generally, we expect to invest amounts allocated to the fixed account in debt instruments. We expect that these debt instruments will approximately match our liabilities with regard to the guarantee periods. We also expect that these debt instruments will primarily include:

(1) securities issued by the United States Government or its agencies or instrumentalities. These securities may or may not be guaranteed by the United States Government;

(2) debt securities that, at the time of purchase, have an investment grade within the four highest grades assigned by Moody's Investors Services, Inc. ("Moody's"), Standard & Poor's Corporation ("Standard & Poor's"), or any other nationally recognized rating service. Moody's four highest grades are:
    Aaa, Aa, A, and Baa. Standard & Poor's four highest grades are: AAA, AA, A, and BBB;

(3) other debt instruments including, but not limited to, issues of, or guaranteed by, banks or bank holding companies and corporations. Although not rated by Moody's or Standard & Poor's, we deem these obligations to have an investment quality comparable to securities that may be purchased as stated above;

(4) other evidences of indebtedness secured by mortgages or deeds of trust representing liens upon real estate.

Except as required by applicable state insurance laws and regulations, we are not obligated to invest amounts allocated to the fixed account according to any particular strategy, See "Regulation and Reserves".

ACCUMULATION PERIOD

ISSUANCE OF A CONTRACT AND PURCHASE PAYMENTS

We reserve the right to reject any application for a contract or any purchase payment for any reason. If we accept your issuing instructions in the form received, we will credit the initial purchase payment within two Valuation Dates after the later of (1) receipt of the issuing instructions or (2) receipt of the initial purchase payment at our home office. If we cannot apply the initial purchase payment within five Valuation Dates after receipt because the issuing instructions are incomplete, we will return the initial purchase payment unless you consent to our retaining the initial purchase payment and applying it as of the end of the Valuation Period in which the necessary requirements are fulfilled. The initial purchase payment must be at least $25,000 ($10,000 for a contract issued pursuant to a qualified plan).

The date that we apply the initial purchase payment to the purchase of the contract is also the contract issue date. The contract issue date is the date used to determine contract years, regardless of when we deliver the contract. Our crediting of investment experience in the Variable Account, or a fixed rate of return in the fixed account, generally begins as of the contract issue date.

We will accept additional purchase payments at any time after the contract issue date and prior to the annuity commencement date, as long as the Annuitant is living. You must transmit purchase payments (together with any required information identifying the proper contracts and accounts to be credited with purchase payments) to our home office. We apply additional purchase payments to the contract, and add to the contract value as of the end of the Valuation Period in which we receive the payments.

Each additional purchase payment under a contract must be at least $50. The total of all purchase payments for all Fortis Benefits annuities having the same owner or Annuitant, may not exceed $1 million (not more than $500,000 allocated to the fixed account) without our prior approval. We reserve the right to modify this limitation at any time.

You may make purchase payments in excess of the initial minimum by monthly draft against a bank account if you have completed and returned to us a special authorization form. You may get the form from your sales representative or from our home office. We can also arrange for you to make purchase payments by wire transfer, payroll deduction, military allotment, direct deposit and billing. Purchase payments by check should be made payable to Fortis Benefits Insurance Company.

If the contract value is less than $1,000, we may cancel the contract on any Valuation Date. We will notify you of our intention to cancel the contract at least 90 days in advance of the cancellation date. If we do cancel your contract, we consider such cancellation a full surrender of the contract.

CONTRACT VALUE

Contract value is the total of any Variable Account value in all the subaccounts of the Variable Account, plus any fixed account value in all the guarantee periods.

The contract does not guarantee a minimum Variable Account value. You bear the entire investment risk for the contract value that you allocate to the Variable Account.

Determination of Variable Account Value. A contract's Variable Account value is based on the number of Accumulation Units and on Accumulation Unit values, which are determined on each Valuation Date. The value of an Accumulation Unit for a subaccount on any Valuation Date is equal to the previous value of that subaccount's Accumulation Unit multiplied by that subaccount's net investment factor (discussed directly below) for the Valuation Period ending on that Valuation Date. At the end of any Valuation Period, a contract's Variable Account value in a subaccount is equal to the number of Accumulation Units in the subaccount times the value of one Accumulation Unit for that subaccount.

The number of Accumulation Units in each subaccount is equal to

     - Accumulation Units purchased at the time that any purchase payments or transferred amounts are allocated to the subaccount; less

     - Accumulation Units redeemed to pay for the portion of any transfers from or partial surrenders allocated to the subaccount; less

     - Accumulation Units redeemed to pay charges under the contract.

Net Investment Factor. The net investment factor for a subaccount is determined by dividing (1) the net asset value per share of the portfolio shares held by the subaccount, determined at the end of the current Valuation Period, plus the per share amount of any dividend or capital gains distribution made with respect to the portfolio shares held by the subaccount during the current Valuation Period, minus a per share charge for the increase, plus a per share credit for the decrease, in any income taxes assessed which we determine to have resulted from the investment operation of the subaccount or any other taxes which are attributable to this contract, by (2) the net asset value per share of the portfolio shares held in the subaccount as determined at the end of the previous Valuation Period, and subtracting from that result a factor representing the mortality risk, expense risk and administrative expense charge.

If a subaccount's net investment factor is greater than one, the subaccount's Accumulation Unit value has increased. If a subaccount's net investment factor is less than one, the subaccount's Accumulation Unit value has decreased.

Determination of Fixed Account Value. A contract's fixed account value is guaranteed by Fortis Benefits. Therefore, we bear the investment risk with respect to amounts allocated to the fixed account, except to the extent that (1) we may vary the guaranteed interest rate for future guarantee periods (subject to the 3% effective annual minimum) and (2) the Market Value Adjustment imposes investment risks on you.

The contract's fixed account value on any Valuation Date is the sum of its fixed account values in each guarantee period on that date. The fixed account value in a guarantee period is equal to the following amounts, in each case increased by accrued interest at the applicable guaranteed interest rate:

     - The amount of purchase payments or transferred amounts allocated to the guarantee period; less

     - The amount of any transfers or surrenders out of the guarantee period.

ALLOCATION OF PURCHASE PAYMENTS AND CONTRACT VALUE

Allocation of Purchase Payments. In your application for a contract, you may allocate purchase payments, or portions of payments, to the:

     - available subaccounts of the Variable Account, or

     - to the guarantee periods in the fixed account, or

     - to a combination of the two previous options.

Percentages must be in whole numbers and the total allocation must equal 100%. The percentage allocations for future purchase payments may be changed, without charge, at any time by sending a written request to Fortis Benefits' home office. Changes in the allocation of future purchase payments will be effective on the date we receive your written request.

Transfers. You may transfer contract value:

     - from one available subaccount to another available subaccount, or

     - from one available subaccount to the fixed account, or

     - from one guarantee period to another guarantee period, or

     - from one guarantee period to an available subaccount

You must request transfers by (1) a written request to Fortis Benefits' home office, or by (2) a telephone transfer as described below. Currently, we do not charge for any transfer. However, transfers from a guarantee period, other than the one-year guarantee period, that are (1) more than 15 days before or 15 days after the expiration of the existing guarantee period, or are (2) not a part of a formal Fortis Benefits program for the transfer of fixed account value are subject to a Market Value Adjustment. See "Market Value Adjustment".

The minimum transfer from a subaccount or guarantee period is the lesser of:

     - $1,000, or

     - all of the contract value in the subaccount or guarantee period.

However, we may permit a continuing request for transfers of lesser specified amounts automatically on a periodic basis. You may not make a transfer into the one year guarantee period fixed account within six months of a transfer out of the one year guarantee period fixed account. We reserve the right to additionally restrict the frequency of transfers or to otherwise condition, terminate, or impose charges (not to exceed $25 per transfer) upon transfers. Where you make all your transfer requests at the same time, as part of one request, we will count all transfers between and among the subaccounts of the Variable Account and the fixed account as one transfer. We will execute the transfers, and determine all values in connection with the transfers, at of the end of the Valuation Period in which we receive the transfer request. The amount of any positive or negative Market Value Adjustment will be added to or deducted from the transferred amount.

Certain restrictions on very substantial allocations to any one subaccount are set forth under "Limitations on Allocations" in the Statement of Additional Information.

TOTAL AND PARTIAL SURRENDERS

Total Surrenders. You may surrender all of the cash surrender value at any time during the life of the contract owner (or Annuitant if the contract owner is not a natural person) and prior to the annuity commencement date. If you choose to make a total surrender, you must do so by written request sent to our home office. We reserve the right to require that the contract be returned to us prior to making payment, although this will not affect our determination of the amount of the cash surrender value. Cash surrender value is:

     - the contract value at the end of the Valuation Period during which we receive the written request for the total surrender at our home office, less

     - any applicable surrender charge, and

     - after we have applied any Market Value Adjustment.

See "Surrender Charge" and "Market Value Adjustment".

We must receive written consent of all collateral assignees and irrevocable beneficiaries prior to any total surrender. We will generally pay surrenders from the Variable Account within seven days of the date of receipt by our home office of the written request. However, we may postpone payments in certain circumstances. See "Postponement of Payment".

The amount we pay upon total surrender of the cash surrender value (taking into account any prior partial surrenders) may be more or less than the total purchase payments you made. After a surrender of the cash surrender value or at any time the contract value is zero, all rights of the owner, Annuitant, or any other person will terminate.

Partial Surrenders. At any time during the life of the contract owner (or Annuitant if the contract owner is not a natural person) and prior to the annuity commencement date, you may surrender a portion of the fixed account and/or the Variable Account. You must request partial surrender by a written request sent to Fortis Benefits' home office. We will not accept a partial surrender request from you unless the net proceeds payable to you, as a result of the request, are at least $1,000. We will surrender the entire cash surrender value under the contract if the total contract value in both the Variable Account and fixed account would be less than $1,000 after the partial surrender.

You should specify the subaccounts of the Variable Account or guarantee periods of the fixed account that you wish to partially surrender. If you do not specify, we take the partial surrender from the subaccounts and from the guarantee periods of the fixed account on a pro rata basis.

We will surrender Accumulation Units from the Variable Account and/or dollar amounts from the fixed account so that the total amount of the partial surrender equals the dollar amount of the partial surrender request. If the surrender is from a guarantee period other than the one-year guarantee period, we will reduce the amount payable to you by any negative Market Value Adjustment, or we will increase the amount payable to you by any positive Market Value Adjustment unless the surrender is (1) within 15 days before or 15 days after the expiration of a guarantee period, or (2) is a part of a formal Fortis Benefits program for the transfer or withdrawal of fixed account value. The partial surrender will be effective at the end of the Valuation Period in which we receive the written request for partial sur-render at our home office. Payments will generally be made within seven days of the effective date of such request, although certain delays are permitted. See "Postponement of Payment".

The Internal Revenue Code provides that a penalty tax will be imposed on certain premature surrenders. For a discussion of this and other tax implications of total and partial surrenders, including withholding requirements, see "Federal Tax Matters". Also, under tax deferred annuity contracts pursuant to Section 403(b) of the Internal Revenue Code, no distributions of voluntary salary reduction amounts will be permitted prior to one of the following events: attainment of age 59 1/2 by the employee or the employee's separation from service, death, disability or hardship. (Hardship distributions will be limited to the lesser of the amount of the hardship or the amount of salary reduction contributions, exclusive of earnings thereon.)

TELEPHONE TRANSACTIONS

You or your representative may make certain requests under the contract by telephone if we have a written telephone authorization on file. These include requests for (1) transfers, (2) withdrawals, and (3) changes in purchase payment allocation instructions, dollar-cost averaging, portfolio rebalancing programs and systematic withdrawals. Our home office will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. These procedures may include, among others, (1) requiring some form of personal identification such as your address and social security number prior to acting upon instructions received by telephone, (2) providing written confirmation of such transactions, and/or (3) tape recording of telephone instructions. Your request for telephone transactions authorizes us to record telephone calls. We may be liable for any losses due to unauthorized or fraudulent instructions if we do not employ reasonable procedures. If we do employ reasonable procedures, we will not be liable for any losses due to unauthorized or fraudulent instructions. We reserve the right to place limits, including dollar limits, on telephone transactions.

BENEFIT PAYABLE ON DEATH OF CONTRACT OWNER (OR ANNUITANT)

If the owner dies prior to the annuity commencement date, we will pay a death benefit to the beneficiary. If the contract owner is a non-natural person, we will pay a death benefit upon the death of the Annuitant prior to the annuity commencement date. In such case, if more than one Annuitant has been named, we will pay the death benefit payable upon the death of an Annuitant only upon the death of the last survivor of the persons so named.

The death benefit will be equal to the greater of (1), (2), or (3) as follows:

(1) The contract value as of the date used for valuing the death benefit.

(2) The sum of all purchase payments made less pro rata adjustments for each partial withdrawal.

(3) The highest anniversary value of each of the contract's Five Year Anniversaries prior to the earlier of: (1) the decedent's death, or (2) the contract owner's attainment of age 75.

     An Anniversary Value is equal to:

     (a) the contract value on the anniversary, plus,

     (b) any purchase payment made since the anniversary, reduced by

     (c) pro rata adjustments for any withdrawals made since the anniversary.

We describe the pro rata adjustments referred to above more fully in Appendix D at the end of this prospectus.

See also Appendix A for sample death benefit calculations.

The value of the death benefit is determined as of the end of the Valuation Period in which we receive, at our home office, proof of death and the written request as to the manner of payment. Upon receipt of these items, the death benefit generally will be paid within seven days. Under certain circumstances, payment of the death benefit may be postponed. See "Postponement of Payment." If we do not receive a written request for a settlement method, we will pay the death benefit in a single sum, based on values determined at that time.

The beneficiary may (1) receive a single sum payment, which terminates the contract, or (2) select an annuity option. If the beneficiary selects an annuity option, he or she will have all the rights and privileges of a payee under the contract. If the beneficiary desires an annuity option, the election should be made within 60 days of the date the death benefit becomes payable. Failure to make a timely election can result in unfavorable tax consequences. For further information, see "Federal Tax Matters."

We accept any of the following as proof of death: (1) a copy of a certified death certificate; (2) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; or (3) a written statement by a medical doctor who attended the deceased at the time of death.

The Internal Revenue Code requires that a Non-Qualified Contract contain certain provisions about an owner's death. We discuss these provisions below under "Federal Tax Matters--Required Distributions for Non-Qualified Contracts." It is imperative that written notice of the death of the owner be promptly transmitted to us at our home office, so that we can make arrangements for distribution of the entire interest in the contract to the beneficiary in a manner that satisfies the Internal Revenue Code requirements. Failure to satisfy these requirements may result in the contract not being treated as an annuity contract for federal income tax purposes with possible adverse tax consequences.

THE ANNUITY PERIOD

ANNUITY COMMENCEMENT DATE

You may specify an annuity commencement date in your application. The annuity commencement date marks the beginning of the period during which an Annuitant or other payee designated by the owner receives annuity payments under the contract. The annuity commencement date must be at least two years after the contract issue date. You should consult your sales representative in this regard.

The Internal Revenue Code may impose penalty taxes on amounts distributed either too soon or too late depending on the

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

type of retirement arrangement involved. See "Federal Tax Matters". You should consider this carefully in selecting or changing an annuity commencement date.

You must submit a written request in order to advance or defer the annuity commencement date. We must receive the request at our home office at least 30 days before the then-scheduled annuity commencement date. The new annuity commencement date must also be at least 30 days after we receive the written request. You have no right to make any total or partial surrender during the Annuity Period.

COMMENCEMENT OF ANNUITY PAYMENTS

We may pay the entire contract value, rather than apply the amount to an annuity option if the contract value at the end of the Valuation Period which contains the annuity commencement date is less than $1,000. We would make the payment in a single sum to the Annuitant or other payee chosen by the owner and cancel the contract. We would not impose any charge other than the premium tax charge.

Otherwise, we will apply (1) the fixed account value to provide a Fixed Annuity Option and (2) the Variable Account value in any subaccount to provide a Variable Annuity Option using the same subaccount, unless you have notified us by written request to apply the fixed account value and Variable Account value in different proportions. We must receive written request at our home office at least 30 days before the annuity commencement date.

We will make annuity payments under a Fixed or Variable Annuity Option on a monthly basis to the Annuitant or other properly-designated payee, unless we agree to a different payment schedule. If you name more than one person as an Annuitant, you may elect to name one of such persons to be the sole Annuitant as of the annuity commencement date. We reserve the right to change the frequency of any annuity payment so that each payment will be at least $50 ($20 in Texas).

The amount of each annuity payment will depend on (1) the amount of contract value applied to an annuity option, (2) the form of annuity selected, and (3) the age of the Annuitant. For information concerning the relationship between the Annuitant's sex and the amount of annuity payments, including special requirements in connection with employee benefits plans, see "Calculations of Annuity Payments" in the Statement of Additional Information. The Statement of Additional Information also contains detailed information about how the amount of each annuity payment is computed.

The dollar amount of any fixed annuity payments is specified during the entire period of annuity payments according to the provisions of the annuity option selected. The dollar amount of variable annuity payments varies during the Annuity Period based on changes in Annuity Unit values for the subaccounts that you choose to use in connection with your payments.

RELATIONSHIP BETWEEN SUBACCOUNT INVESTMENT PERFORMANCE AND AMOUNT OF VARIABLE ANNUITY PAYMENTS

The amount of an annuity payment depends on the average effective net investment return of a subaccount during the period since the preceding payment as follows:

     - if the return is higher than 3% annually, the Annuity Unit value will increase, and the second payment will be higher than the first; and

     - if the return is lower than 3% annually, the Annuity Unit value will decrease, and the second payment will be lower than the first.

"Net investment return," for this purpose, refers to the subaccount's overall investment performance after deduction of the mortality and expense risk and administrative expense charges, which are assessed at an annual rate of 1.25%.

We guarantee that the amount of each variable annuity payment after the first payment will not be affected by variations in our mortality experience or our expenses.

Transfers. A person receiving annuity payments may make up to four transfers a year among subaccounts. The current procedures for and conditions on these transfers are the same as we describe above under "Allocation of Purchase Payments and Contract Value--Transfers". We do not permit transfers from a Fixed Annuity Option during the Annuity Period.

ANNUITY OPTIONS

You may select an annuity option or change a previous selection by written request. We must receive your request at least 30 days before the annuity commencement date. You may select one annuity form, although payments under that form may be on a combination fixed and variable basis. If no annuity form selection is in effect on the annuity commencement date, we usually automatically apply Option B (described below), with payments guaranteed for ten years. However, federal pension law may require that we make default payments under certain retirement plans pursuant to plan provisions and/or federal law. Tax laws and regulations may impose further restrictions to assure that the primary purpose of the plan is distribution of the accumulated funds to the employee.

Your contract offers the following options for fixed and variable annuity payments. Under each of the options, we make payments as of the first Valuation Date of each monthly period, starting with the annuity commencement date.

Option A, Life Annuity. We do not make payments after the annuitant dies. It is possible for the annuitant to receive only one payment under this option, if the annuitant dies before the second payment is due.

Option B, Life Annuity with Payments Guaranteed for 10 Years to 20 Years. We continue payments as long as the annuitant lives. If the annuitant dies before we have made all of the guaranteed payments, we continue installments of the guaranteed payments to the beneficiary.

Option C, Joint and Full Survivor Annuity. We continue payments as long as either the annuitant or the joint annuitant is alive. We stop payments when both the annuitant and the joint annuitant have died. It is possible for the payee or payees to receive only one payment under this option if both annuitants die before the second payment is due.

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

Option D, Joint and One-Half Contingent Survivor Annuity. We continue payments as long as either the annuitant or the joint annuitant is alive. If the annuitant dies first, we continue payments to the joint annuitant at one-half the original amount. If the joint annuitant dies first, we continue payments to the annuitant at the original full amount. We stop payments when both the annuitant and the joint annuitant have died. It is possible for the payee or payees to receive only one payment under this option if both annuitants die before the second payment is due.

We also have other annuity options available. You can get information about them from your sales representative or by calling or writing to our home office.

DEATH OF ANNUITANT OR OTHER PAYEE

Under most annuity forms offered by us, the amounts, if any, payable on the death of the Annuitant during the Annuity Period are the continuation of annuity payments for any remaining guarantee period or for the life of any joint Annuitant. In all such cases, the person entitled to receive payments also receives any rights and privileges under the annuity form in effect.

Additional rules applicable to such distributions under Non-Qualified Contracts are described under "Federal Tax Matters--Required Distributions for Non-Qualified Contracts". Though the rules there described do not apply to contracts issued in connection with qualified plans, similar rules apply to the plans themselves.

CHARGES AND DEDUCTIONS

PREMIUM TAXES

We deduct state premium taxes as follows:

     - when imposed on purchase payments, we pay the amount on your behalf and deduct the amount from your contract value upon (1) our payment of surrender proceeds or death benefit or (2) annuitization of a contract, or

     - when imposed at the time annuity payments begin, we deduct the amount from your contract value.

Applicable premium tax rates depend upon your place of residence. Rates can change by legislation, administrative interpretations, or judicial acts.

ANNUAL ADMINISTRATIVE CHARGE

A $30 annual administrative charge is deducted from the contract value on each anniversary of the contract date. Some states require a lower administration charge. Therefore, your annual administrative charge may be lower. This charge helps to cover administrative costs incurred in:

     - issuing contracts,

     - establishing and maintaining records relating to contracts,

     - making regulatory filings and furnishing confirmation notices,

     - voting materials and other communications,

     - providing computer, actuarial and accounting services, and

     - processing contract transactions.

We will initially waive this charge during the Annuity Period, although we reserve the right to reinstate it at any time. In addition, we will waive this charge during the Accumulation Period if the contract value is $100,000 or more at the end of the contract year. We will also waive this charge upon total surrender.

We will deduct the annual administrative charge by redeeming Accumulation Units from each subaccount of the Variable Account and by redeeming Accumulation Units from the fixed account. Contract value is the total value of the Variable Account and the fixed account. We will redeem Accumulation Units in proportion to the allocation of contract value among both:

     - the subaccounts of the Variable Account, and

     - the fixed account

If you totally surrender the contract and the contract value is less than $100,000, we will deduct the full annual administration charge at the time of surrender.

CHARGES AGAINST THE VARIABLE ACCOUNT

Mortality and Expense Risk Charge. We assess each subaccount of the Variable Account with a daily charge for mortality and expense risk. This charge is a nominal annual rate of 1.10% of the average daily net assets of the Variable Account. It consists of approximately .80% for mortality risk and approximately
 .30% for expense risk. We guarantee not to increase this charge for the duration of the contract. This charge is assessed during both the Accumulation Period and the Annuity Period.

The mortality risk borne by us arises from our obligation to make annuity payments (determined in accordance with the annuity tables and other provisions contained in the contract) for the full life of all Annuitants regardless of how long all Annuitants or any individual Annuitant might live. In addition, we bear a mortality risk in that we guarantee to pay a death benefit upon the death of an owner (or Annuitant if the owner is not a natural person) prior to the annuity commencement date. We do not impose a surrender charge upon payment of a death benefit. This places a further mortality risk on us.

The expense risk we assume is that actual expenses incurred in connection with issuing and administering the contract will exceed the limits on administrative charges set in the contract.

We, or the reinsurer of the contracts, bear the loss if the administrative charges and the mortality and expense risk charge are insufficient to cover the expenses and costs assumed. Conversely, we, or the reinsurer of the contracts, profit if the amount deducted proves more than sufficient.

Administrative Expense Charge. We assess each subaccount of the Variable Account with a daily charge at an annual rate of .15% of the average daily net assets of the subaccount. We assess this charge during both the Accumulation Period and the Annuity Period. This charge helps cover administrative costs such as those incurred in issuing contracts, establishing and maintaining the records relating to contracts, making regulatory filings and furnishing confirmation notices, voting materials and other communications, providing computer, actuarial and accounting services, and processing contract transactions. There is no necessary relationship between the amount of administrative

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

charges assessed on a given contract and the amount of expenses actually incurred for that contract.

TAX CHARGE

We currently impose no charge for taxes payable by us in connection with the contract, other than for applicable premium taxes. We reserve the right to impose a charge for any other taxes that may become payable by us in the future for the contracts or the Variable Account.

The annual administrative charge and charges against the Variable Account described above are for the purposes described. We may receive a profit as a result of these charges.

MISCELLANEOUS

The Variable Account invests in shares of the portfolios. Therefore, the net assets of the Variable Account will reflect the investment advisory fees and certain other expenses incurred by the portfolios and described in their prospectus.

GENERAL PROVISIONS

THE CONTRACTS

The entire contract includes any application, amendment, rider, endorsement, and revised contract pages. Only an officer of Fortis Benefits can agree to change or waive any provision of a contract. Any change or waiver must be in writing and signed by an officer of Fortis Benefits.

The contracts are non-participating and do not share in dividends or earnings of Fortis Benefits.

POSTPONEMENT OF PAYMENT

We may defer for up to 15 days the payment of any amount attributable to a purchase payment made by check to allow the check reasonable time to clear. For a description of other circumstances in which amounts payable out of Variable Account assets could be deferred, see "Postponement of Payments" in the Statement of Additional Information. We may also defer payment of surrender proceeds payable out of the fixed account for a period of up to 6 months.

MISSTATEMENT OF AGE OR SEX AND OTHER ERRORS

If the Annuitant's age or sex was misstated, we pay the amount that the purchase payments paid would have purchased at the correct age and sex. If we make any overpayment because of incorrect information about age or sex, or any other miscalculation, we deduct the overpayment from the next payment due. We add underpayments to the next payment. We credit or charge the amount of any adjustment with interest at the rate of 3% annually.

ASSIGNMENT

Owners and payees may assign their rights and interests under a Qualified Contract only in certain narrow circumstances referred to in the contract. Owners and other payees may assign their rights and interests under Non-Qualified Contracts, including their ownership rights.

We take no responsibility for the validity of any assignment. Owners and payees must make a change in ownership rights in writing and send it to our home office. The change will be effective on the date made, although we are not bound by a change until the date we record it.

The rights under a contract are subject to any assignment of record at our home office. An assignment or pledge of a contract may have adverse tax consequences. See below under "Federal Tax Matters".

BENEFICIARY

You may name or change a beneficiary or a contingent beneficiary before the annuity commencement date. You must send a written request of the change to Fortis Benefits. Certain retirement programs may require spousal consent to name or change a beneficiary. Applicable tax laws and regulations may limit the right to name a beneficiary other than the spouse. We are not responsible for the validity of any change. A change will take effect as of the date it is signed but will not affect any payments we make or action we take before receiving the written request. We also need the consent of any irrevocably named person before making a requested change.

Upon the death of an owner, or Annuitant, if the owner is a non-natural person, prior to the annuity commencement date, the beneficiary will be deemed as follows:

     - If there is any surviving owner, the surviving owner will be the beneficiary (this overrides any other beneficiary designation).

     - If there is no surviving owner, the beneficiary will be the beneficiary designated by the owner.

     - If there is no surviving owner and no surviving beneficiary who has been designated by the owner, then the estate of the last surviving owner will be the beneficiary.

REPORTS

We will mail to the owner (or to the person receiving payments during the Annuity Period), at the last known address of record, any report and communication required by any applicable law or regulation. You should therefore give us prompt written notice of any address change. This will include annual audited financial statements of the portfolios, but not necessarily of the Variable Account or Fortis Benefits.

RIGHTS RESERVED BY FORTIS BENEFITS

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of owners and Annuitants or would be appropriate in carrying out the purposes of the contracts. We will make any change only as permitted by applicable laws. We will obtain your approval of the changes and approval from any appropriate regulatory authority if required by law. Examples of the changes we may make include:

     - To operate the Variable Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law.

     - To transfer any assets in any subaccount to another subaccount, or to one or more separate accounts, or to the fixed account; or to add, combine, or remove subaccounts in the Variable Account.

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

     - To substitute, for the portfolio shares held in any subaccount, the shares of another portfolio or the shares of another investment company or any other investment permitted by law.

     - To make any changes required by the Internal Revenue Code or by any other applicable law in order to continue treatment of the contract as an annuity.

     - To change the time or time of day at which a Valuation Date is deemed to have ended.

     - To make any other necessary technical changes in the contract in order to conform with any action the above provisions permit us to take, including to change the way we assess charges, but without increasing as to any then outstanding contract the aggregate amount of the types of charges that we have guaranteed.

DISTRIBUTION

Fortis Investors, Inc. ("Fortis Investors") is the principal underwriter of the contracts. The contracts will be sold by individuals who are licensed by state insurance authorities to sell the contracts of Fortis Benefits, and (1) are registered representatives of Fortis Investors, or (2) are registered representatives of other broker-dealer firms or (3) are representatives of other firms that are exempt from broker dealer regulation. Fortis Investors and any other broker-dealer firms are (1) registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as broker-dealers, and (2) members of the National Association of Securities Dealers, Inc.

Fortis Investors will pay an allowance to its registered representatives and selling brokers in varying amounts. Fortis Investors does not expect the allowances under normal circumstances to exceed 2.15% of purchase payments plus a servicing fee of 1% of contract value per year, starting in the second contract year.

Fortis Investors may, under certain flexible compensation arrangements, pay lesser or greater selling allowances and larger or smaller service fees to its registered representatives and other broker dealer firms than as set forth above. However, in such case, such flexible compensation arrangements will have actuarial present values that are approximately equivalent to the amounts of the selling allowances and service fees set forth above. Additionally, registered representatives, broker-dealer firms and exempt firms may qualify for additional compensation based upon meeting certain production standards. Fortis Investors may charge back commissions paid to others if the contract upon which the commission was paid is surrendered or cancelled within certain specified time periods.


Fortis Benefits paid a total of $32,874,801, $48,774,402 and $55,661,956 to
Fortis Investors for annuity contract distribution services during 1998, 1999 and 2000 respectively, $5,389,151 of which in 1998, $7,643,966 in 1999 and
$9,648,917 in 2000 was not reallowed to other broker-dealers or exempt firms. In the distribution agreement, Fortis Benefits has agreed to indemnify Fortis Investors (and its agents, employees, and controlling persons) for certain damages and expenses, including those arising under federal securities laws.


Fortis Benefits or Fortis Investors may also provide additional compensation to broker-dealers in connection with sales of contracts. Compensation may include financial assistance to broker-dealers in connection with (1) conferences, (2) sales or training programs for their employees, (3) seminars for the public, (4) advertising, (5) sales campaigns regarding contracts, and (6) other broker-dealer sponsored programs or events. Compensation may also include trips taken by invited sales representatives and their family members to locations within or without the United States for business meetings or seminars. Fortis Benefits or Fortis Investors may pay travel expenses that arise from these trips.

See the Notes to Fortis Benefits' Financial Statements as to amounts it has paid to Fortis, Inc. for various services.

Fortis Investors is an indirect subsidiary of Fortis (NL)N.V. and Fortis (B). Fortis Investors is under common control with Fortis Benefits. Fortis Investors' principal business address is the same as that of our home office. Fortis Investors is not obligated to sell any specific amount of interests under the contracts. $45,000,000 of interests in the fixed account and an indefinite amount of interests in the Variable Account have been registered with the Securities and Exchange Commission.

FEDERAL TAX MATTERS

The following description is a general summary of the tax rules, primarily related to federal income taxes. These rules are based on laws, regulations and interpretations that are subject to change at any time. This summary is not comprehensive. We do not intend it as tax advice. Federal estate and gift tax considerations, as well as state and local taxes, may also be material. You should consult a qualified tax adviser as to the tax implications of taking any action under a contract or related retirement plan.

NON-QUALIFIED CONTRACTS

Section 72 of the Internal Revenue Code ("Code") governs the taxation of annuities in general. Neither you nor any other person may exclude or deduct purchase payments under Non-Qualified Contracts from gross income. However, you are not currently taxed, until receipt, on any increase in the accumulated value of a Non-Qualified Contract that results from (1) the investment performance of the Variable Account, or (2) interest credited to the fixed account. Owners who are not natural persons are taxed annually on any increase in the contract value subject to exceptions. You may wish to discuss this with your tax adviser.

The following discussion applies generally to contracts owned by natural persons.

In general, surrenders or partial withdrawals under contracts are taxed as ordinary income to the extent of the accumulated income or gain under the contract. If you assign or pledge any part of the value of a contract, you pay on the value so pledged or assigned to the same extent as a partial withdrawal.

With respect to annuity payment options, the tax consequences may vary depending on the option elected under the contract. Until the "investment in the contract" is recovered, generally only the portion of the annuity payment that represents the amount by which the contract value exceeds the "investment in the contract" will be taxed. In general, "investment in the contract" is the aggregate amount of purchase payments made. After recovery of an Annuitant's or other payee's "investment in the contract," the full amount of any additional annuity payments is taxable.

For variable annuity payments, in general, the taxable portion of each annuity payment (prior to recovery of the "investment in the contract") is the amount of the payment less the nontaxable portion. The nontaxable portion of each payment is the "investment in the contract" divided by the total number of expected annuity payments.

For fixed annuity payments, in general, prior to recovery of the "investment in the contract," there is no tax on the amount of each payment that bears the same ratio to that payment as the "investment in the contract" bears to the total expected value of the annuity payments for the term of the payments. However, the remainder of each annuity payment is taxable. The taxable portion of a distribution (in the form of an annuity or a single sum payment) is taxed as ordinary income.

For purposes of determining the amount of taxable income resulting from distributions, all contracts and other annuity contracts we or our affiliates issue to you within the same calendar year will be treated as if they were a single contract.

You, or any other payee, will pay a 10% penalty on the taxable portion of a "premature distribution." Generally, an amount is a "premature distribution" unless the distribution is:

     - made on or after you or another payee reach age 59 1/2, or is

     - made to a beneficiary on or after your death, or is

     - made upon your disability or that of another payee, or is

     - part of a series of substantially equal annuity payments for your life or life expectancy, or is

     - part of a series of substantially equal annuity payments for the life or life expectancy of you and your beneficiary.

Premature distributions may result, for example, from:

     - an early annuity commencement date

     - an early surrender or partial surrender of a contract

     - an assignment of a contract

     - the early death of an Annuitant other than you or another person receiving annuity payments under the contract

If you transfer ownership of a contract, or designate an Annuitant or payee other than yourself, you may have certain income or gift tax consequences that are beyond the scope of this discussion. If you are contemplating any transfer or assignment of a contract, you should contact a competent tax adviser.

REQUIRED DISTRIBUTIONS FOR NON-QUALIFIED CONTRACTS

In order that a Non-Qualified Contract be treated as an annuity contract for federal income tax purposes, Section 72(s) of the Code requires:

     - if any person receiving annuity payments dies on or after the annuity commencement date but prior to the time the entire interest in the contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of the person's death; and

     - if you die prior to the annuity commencement date, the entire interest in the contract will be distributed:

     - within five years after your death, or

     - as annuity payments that will begin within one year of your death and will be made over your designated beneficiary's life or over a period not extending beyond the life expectancy of that beneficiary.

However, if the owner's designated beneficiary is the surviving spouse, the surviving spouse may continue the contract as the new contract owner. Where the owner or other person receiving payments is not a natural person, the required distributions under Section 72(A) apply on the death of the primary Annuitant.

The Internal Revenue Service has not issued regulations interpreting the requirements of Section 72(s) (although it has issued proposed regulations interpreting similar requirements for qualified plans). We intend to review and modify the contract if necessary to ensure that it complies with the requirements of Section 72(s) when clarified by regulation or otherwise.

Generally, the above requirements will be satisfied with a single sum payment where the death occurs prior to the annuity commencement date. A single sum payment will be subject to proof of the owner's death. The beneficiary, however, may elect by written request to receive an annuity option instead of a lump sum payment. However, if the election is not made within 60 days of the date the single sum death benefit otherwise becomes payable, the IRS may disregard the election for tax purposes and tax the beneficiary as if a single sum payment had been made.

QUALIFIED CONTRACTS

The contracts may be used with several types of tax-qualified plans. The tax rules applicable to owners, Annuitants, and other payees vary according to the type of plan and the terms and conditions of the plan itself. In general, purchase payments made under a tax qualified plan on your behalf are excludable from your gross income during the Accumulation Period. The portion, if any, of any purchase payment that is not excluded from your gross income during the Accumulation Period constitutes your "investment in the contract".

When annuity payments begin, you will receive back your "investment in the contract" if any, as a tax-free return of capital. The Code provides which portion of each payment is taxable and which portion is tax free. These rules may vary depending on the type of tax qualified plan.

The contracts are available in connection with the following types of retirement plans:

     - Section 403(b) annuity plans for employees of certain tax-exempt organizations and public education institutions;

     - Section 401 or 403(a) qualified pension, profit-sharing, or annuity plans;

     - Individual retirement annuities ("IRAs") under Section 408(b);

     - Simplified employee pension plans ("SEPs") under Section 408(k);

     - SIMPLE IRA Plans under Section 408(p); and

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

     - Section 457 unfunded deferred compensation plans of tax-exempt organizations and private employer unfunded deferred compensation plans.

The tax implications of these plans are further discussed in the Statement of Additional Information under the heading "Taxation Under Certain Retirement Plans".

WITHHOLDING

Annuity payments and other amounts received under contracts are subject to income tax withholding unless the recipient elects not to have taxes withheld. The amounts withheld will vary among recipients depending on the tax status of the individual and the type of payments from which taxes are withheld.

Despite the recipient's election, the Code may require withholding from certain payments outside the United States. The Code may also require withholding from certain distributions from certain types of qualified retirement plans, unless the proceeds are transferred directly from the qualified plan to another qualified retirement plan. Moreover, special "backup withholding" rules may require us to disregard the recipient's election if the recipient fails to supply us with a "TIN" or taxpayer identification number (social security number for individuals), or if the Internal Revenue Service notifies us that the TIN provided by the recipient is incorrect.

PORTFOLIO DIVERSIFICATION

The United States Treasury Department has adopted regulations under Section 817(h) of the Code that set forth diversification requirements for investments underlying Non-Qualified Contracts. We believe that the investments will satisfy these requirements. Failure to do so would result in immediate taxation to you or another person of all income credited to Non-Qualified Contracts. Also, current regulations do not provide guidance as to any circumstances in which control over allocation of values among different investment alternatives may cause you or another person receiving annuity payments to be treated as the owners of Variable Account assets for tax purposes. We reserve the right to amend the contracts in any way necessary to avoid any such result. The Treasury Department may establish standards in this regard through regulations or rulings. Such standards may apply only prospectively, although retroactive application is possible if the Treasury Department considered such standards not to embody a new position.

CERTAIN EXCHANGES

Section 1035 of the Code provides generally that no gain or loss will be recognized under the exchange of a life insurance or annuity contract for an annuity contract. Thus, a properly completed exchange pursuant to the special annuity contract exchange form we provide for this purpose is not generally a taxable event under the Code. Moreover, your investment in the contract will be the same as your investment in the product you exchanged out of.

Because of the complexity of these and other tax aspects in connection with an exchange, you should consult a tax adviser before making any exchange.

TAX LAW RESTRICTIONS AFFECTING SECTION 403(b) PLANS

Section 403(b)(11) of the Internal Revenue Code restricts the distribution under
Section 403(b) annuity contracts of:

(1) elective contributions made for years beginning after December 31, 1988;

(2) earnings on those contributions; and

(3) earnings on amounts held as of December 31, 1988.

Distribution of these amounts may only occur upon death of the employee, attainment of age 59 1/2, separation from service, disability, or financial hardship. In addition, we may not distribute income attributable to elective contributions made after December 31, 1988.

FURTHER INFORMATION ABOUT FORTIS BENEFITS

GENERAL

We offer and sell insurance products, including fixed and variable life insurance policies, fixed and variable annuity contracts, and group life, accident and health insurance policies. We market our products to small businesses and individuals through a national network of independent agents, brokers, and financial institutions.

OWNERSHIP OF SECURITIES

All of Fortis Benefits' outstanding shares are owned by Interfinancial, Inc., which is itself wholly owned by Fortis, Inc., both having the address of One Chase Manhattan Plaza, New York, N.Y. 10005. Fortis, Inc., in turn is wholly owned by Fortis International, Inc., which is wholly owned by AMEV/VSB 1990 N.V., both of which share the same address with N.V. AMEV., Archimedeslaan 10, 3584 BA, Utrecht, The Netherlands. AMEV/VSB 1990 N.V. is 50% owned by Fortis
(NL)N.V. and 50% owned, through certain subsidiaries, by Fortis (B), Boulevard Emile Jacqmain 53, 1000 Brussels, Belgium.

SELECTED FINANCIAL DATA

The following is a summary of certain financial data of Fortis Benefits. This summary has been derived in part from the financial statements of Fortis Benefits included elsewhere in this prospectus. You should read the following along with these financial statements.


                                                                               YEAR ENDED DECEMBER 31,
                                                          ------------------------------------------------------------------
                    (IN THOUSANDS)                           2000          1999          1998          1997          1996
                    --------------                           ----          ----          ----          ----          ----
INCOME STATEMENT DATA
  Premiums and policy charges.........................    $1,540,384    $1,445,529    $1,333,258    $1,238,006    $1,295,878
  Net investment income...............................       279,572       238,698       234,043       228,724       206,023
  Net realized gains (losses) on investment...........       (17,039)       25,962        52,404        41,101        25,731
  Other income........................................        12,687        11,610        11,183        36,458        31,725
                                                                        ----------    ----------    ----------    ----------
     TOTAL REVENUES...................................    $1,815,604    $1,721,799    $1,630,888    $1,544,289    $1,559,357
                                                          ==========    ==========    ==========    ==========    ==========
  Total benefits and expenses.........................    $1,685,930    $1,598,266    $1,538,604    $1,442,059    $1,470,066
  Federal Income taxes................................        41,555        40,327        30,402        35,120        31,099
  Net income..........................................        88,119        83,206        61,882        67,110        58,192
BALANCE SHEET DATA
  Total assets........................................    $9,691,784    $9,610,139    $7,578,055    $6,819,484    $5,951,876
  Total liabilities...................................     8,861,060     8,760,587     6,692,587     5,939,378     5,171,203
  Total shareholder's equity..........................       830,724       849,552       885,468       880,106       780,673


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

2000 COMPARED TO 1999


REVENUES



The Company's major products are group disability and dental, group medical, group life, and annuity and individual life insurance coverages sold through a network of independent agents and brokers. In the fourth quarter of 1999, the Company assumed a block of business from an affiliated Company, United Family Life Insurance Company. This assumed business is primarily pre-need life insurance designed to pre-fund funeral expenses and is sold as individual and group life and annuity products. Pre-need business represents $148 million and $36 million of gross premiums in 2000 and 1999 respectively. Group disability and dental, group medical, group life, annuity and individual life and pre-need represented 39%, 25%, 18%, 8% and 10%, respectively of premium in 2000 and 39%, 32%, 18%, 8% and 3% respectively in 1999. Rate increases in the group medical line resulted in non-renewal of existing business and lower new sales, which account for the decrease in premium from 1999 to 2000. Group medical sales began to recover during 2000.



The Company continues to match investment portfolio composition to liquidity needs and capital requirements. Investment income increased from $239 million in 1999 to $280 million in 2000 due to the Company's larger invested asset base from the assumed pre-need business. Changes in interest rates during 2000 and 1999 resulted in recognition of realized gains and losses upon sales of securities. The Company had more capital losses from fixed income investments in 2000 as compared to 1999. During 1999, the Company decreased its common stock holdings as a result of investment portfolio realignment, which resulted in equity gains.



BENEFITS



The total year-to-date policyholder benefit to premium ratio decreased to 79% in 2000 from 80% in 1999. The group disability and dental, group medical, group life and pre-need benefit to premium ratios for the year ended December 31, were 82%, 74%, 67% and 98% respectively in 2000 and 83%, 80%, 70% and 87%
respectively in 1999. The group medical business experienced a lower benefit to premium ratio due to rate increases implemented in 1998 causing an increase in a higher quality base of business in 2000. Group life had improved mortality in 2000. The annuity line experienced lower interest credited due to the continued decline in the size of the fixed account block. The pre-need benefit to premium ratio at the end of 1999 represents one-quarter of business as it was assumed from an affiliated Company during the last quarter of 1999.



EXPENSES



Commission rates have decreased from the levels in 1999. This is primarily due to changes in the mix of business by product lines as well as the change in first year versus renewal premiums.



The Company's general and administrative expense to premium ratio increased slightly to 23% in 2000 up from 22% in 1999. Project and system costs as well as new sales efforts are the primary reason for this increase. The Company continues to monitor expenses, striving to improve the expense to premium ratio, while maintaining quality and timely services to policyholders.



EVENTS SUBSEQUENT



On January 25, 2001, Fortis, Inc. agreed to sell (the "Sale") its Fortis Financial Group division (the "Division") to The Hartford Financial Services Group ("The Hartford"). The Division includes, among other blocks of business, certain individual life insurance policies and annuity contracts (collectively, the "Insurance Contracts") written by Fortis Benefits Insurance Company, First Fortis Life Insurance Company, Fortis Insurance Company, John Alden Life Insurance Company and Houston National Life Insurance Company (the "Companies"). Certain of the Insurance Contracts permit investment in, among other investment options, various series of the Fortis Series Fund (the "Fund").



To effect the Sale as it relates to the Companies, Hartford Life and Annuity Insurance Company and Hartford Life Insurance

Company, indirect wholly owned subsidiaries of The Hartford, will reinsure the Insurance Contracts on a 100% coinsurance basis (or a 100% modified coinsurance basis for some of the block) and perform administration of such Insurance Contracts. In addition, Hartford Life and Accident Insurance Company, another indirect wholly owned subsidiary of The Hartford, will purchase all of the outstanding stock of Fortis Advisers, Inc., which is the investment adviser for the Fund. Thus, upon completion of the Sale, Hartford Life and Accident Insurance Company will own and control Fortis Advisers, Inc. and its subsidiaries, including Fortis Investors, Inc., which is the principal distributor of the Fund.



Closing of the Sale is subject to various regulatory and other approvals. Following the Sale, the Fund expects to enter into new investment advisory, subadvisory and distribution agreements with affiliates of The Hartford. Such new agreements will require approvals subsequent to the closing of the Sale by the Fund's board of directors and shareholders and by Insurance Contract holders to the extent required by law.



1999 COMPARED TO 1998


REVENUES

The Company's major products are group disability and dental, group medical, group life, and annuity and individual life insurance coverages sold through a network of independent agents and brokers. In the fourth quarter of 1999, the Company assumed a block of business from an affiliated Company, United Family Life Insurance Company. This assumed business is primarily pre-need life insurance designed to pre-fund funeral expenses and is sold as individual and group life and annuity products. Pre-need business represents $36 million in gross premium in 1999. Group disability and dental, group medical, group life, annuity and individual life and pre-need represented 39%,32%, 18%, 8% and 3%, respectively of premium in 1999 and 38%, 36%, 19%, 7% and 0% respectively in 1998. The Company had less capital gains from fixed income investments in 1999 as compared to 1998. During 1999, the Company decreased its common stock holdings as a result of investment portfolio realignment which resulted in equity gains.

The Company continues to match investment portfolio composition to liquidity needs and capital requirements. Changes in interest rates during 1999 and 1998 resulted in recognition of realized gains and losses upon sales of securities.

BENEFITS

The total year-to-date policyholder benefit to premium ratio decreased to 80% in 1999 from 83% in 1998. The group disability and dental, group medical, group life, annuity and individual life, and pre-need benefit to premium ratios for the year ended December 31, were 83%, 80%, 70%, 94%, and 87% respectively in 1999 and 83%, 85%, 73%, 108% and 0% respectively in 1998. The group medical business experienced a lower premium to benefit ratio due to rate increases and better management of claims. Group life had improved mortality in 1999. The annuity and individual life business also experienced strong market performance, in addition to lower interest crediting on the Company's interest sensitive and investment products.

EXPENSES

Commission rates have decreased from the levels in 1998. This is primarily due to changes in the mix of business by product lines as well as the change in first year versus renewal premiums.

The Company's general and administrative expense to premium ratio decreased slightly to 22% in 1999 down from 23% in 1998. A principal reason for this expense reduction is the combining of three group medical cost centers into one. The Company continued to monitor expenses, striving to improve the expense to premium ratio, while maintaining quality and timely services to policyholders.

MARKET RISK AND RISK MANAGEMENT

Interest rate risk is the Company's primary market risk exposure. Substantial and sustained increases and decreases in market interest rates can affect the profitability of insurance products and market value of investments. The yield realized on new investments generally increases or decreases in direct relationship with interest rate changes. The market value of the Company's fixed maturity and mortgage loan portfolios generally increases when interest rates decrease, and decreases when interest rates increase.

Interest rate risk is monitored and controlled through asset/ liability management. As part of the risk management process, different economic scenarios are modeled, including cash flow testing required for insurance regulatory purposes, to determine that existing assets are adequate to meet projected liability cash flows. A major component of the Company's asset/liability management program is structuring the investment portfolio with cash flow characteristics consistent with the cash flow characteristics of the Company's insurance liabilities. The Company uses computer models to perform simulations of the cash flow generated from existing insurance policies under various interest rate scenarios. Information from these models is used in the determination of interest crediting strategies and investment strategies. The asset/liability management discipline includes strategies to minimize exposure to loss as market interest rates change. On the basis of these analyses, management believes there is no material solvency risk to the Company with respect to interest rate movements up or down of 100 basis points from year-end levels.

Equity market risk exposure is not significant. Equity investments in the general account are not material enough to threaten solvency and contractowners bear the investment risk related to the variable products. Therefore, the risks associated with the investments supporting the variable separate accounts are assumed by contractowners, not by the Company. The Company provides certain minimum death benefits that depend on the performance of the variable separate accounts. Currently the majority of these death benefit risks are reinsured which then protects the Company from adverse mortality experience and prolonged capital market decline.

LIQUIDITY AND CAPITAL RESOURCES

The market value of cash, short-term investments and publicly traded bonds and stocks is at least equal to all policyholder reserves and liabilities. The Company's portfolio is readily marketable and convertible to cash to a degree sufficient to provide for short-term needs. The Company consistently monitors its liability durations and invests assets accordingly. The Company has no material commitments or off-balance sheet financing arrangements, which would reduce sources of funds in the upcoming year.

The National Association of Insurance Commissioners has implemented risk-based capital standards to determine the capital requirements of a life insurance company based upon the risks inherent in its operations. These standards require the computation of a risk-based capital amount which is then compared to a company's actual total adjusted capital. Based upon current calculations using these risk-based capital standards, the Company's percentage of total adjusted capital is in excess of ratios, which would require regulatory attention.


The Company's fixed maturity investments consisted of 96% investment grade bonds as of December 31, 2000 and the Company does not expect this percentage to change significantly in the future.


VOTING PRIVILEGES

In accordance with our view of current applicable law, we will vote shares of each of the portfolios attributable to a contract at regular and special meetings of the shareholders of the portfolios. We will vote those shares in proportion to instructions we receive from the persons having the voting interest in the contract as of the record date for the corresponding portfolio shareholders meeting. Owners have the voting interest during the Accumulation Period, persons receiving annuity payments have the voting interest during the Annuity Period, and beneficiaries have the voting interest after the death of the Annuitant or owner. However, if the Investment Company Act of 1940 or any rules thereunder should be amended or if the present interpretation thereof should change, and as a result we determine that we are permitted to vote shares of the portfolios in our own right, we may elect to do so.

We determine the number of shares of a portfolio attributable to a contract as follows:

     - During the Accumulation Period, we divide the amount of contract value in a subaccount by the net asset value of one share of the portfolio corresponding to that subaccount. We make this calculation as of the record date for the applicable portfolio.

     - During the Annuity Period, or after the death of the Annuitant or owner, we make a similar calculation. However, for subaccount value we use the liability for future variable annuity payments allocable to that subaccount as of the record date for the applicable portfolio. We calculate the liability for future variable annuity payments on the basis of the following on the record date:

     - mortality assumptions,

     - the assumed interest rate used in determining the number of Annuity Units under the contract, and

     - the applicable Annuity Unit value

During the Annuity Period, the number of votes attributable to a contract will generally decrease since funds set aside to make the annuity payments will decrease.

We will vote shares for which we have not received timely instructions, and any shares attributable to excess amounts we have accumulated in the related subaccount, in proportion to the voting instructions which we receive for all contracts and other variable annuity contracts participating in a portfolio. To the extent that we or any affiliated company holds any shares of a portfolio, those shares will be voted in the same proportion as instructions for that portfolio from all our policy holders holding voting interests in that portfolio. Shares held by separate accounts other than the Variable Account will in general be voted in accordance with instructions of owners in such other separate accounts. This diminishes the relative voting influence of the contracts.

Each person having a voting interest in a subaccount of the Variable Account will receive proxy material, reports and other materials relating to the appropriate portfolio. Under the procedures described above, these persons may give instructions regarding:

     - the election of the Board of Directors of the portfolios,

     - ratification of the selection of a portfolio's independent auditors,

     - the approval of the investment managers of a portfolio,

     - changes in fundamental investment policies of a portfolio, and

     - all other matters that are put to a vote of portfolio shareholders

OTHER INFORMATION

We have filed Registration Statements with the Securities and Exchange Commission under the Securities Act of 1933 as amended, with respect to the contracts discussed in this prospectus. We have not included in the prospectus all of the information set forth in the Registration Statement, amendments, and exhibits thereto. We intend statements contained in this prospectus about the content of the contracts and other legal instruments to be summaries. For a complete statement of the terms of these documents, you should refer to the instruments filed with the Securities and Exchange Commission.

A Statement of Additional Information is available upon request. Its contents are as follows:

CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION

Fortis Benefits and the Variable Account.......
Calculation of Annuity Payments................
Postponement of Payments.......................
Services.......................................
  - Safekeeping of Variable Account Assets.....
  - Experts....................................
  - Principal Underwriter......................
Taxation Under Certain Retirement Plans........
Withholding....................................
Other Information..............................
Variable Account Financial Statements..........
APPENDIX A--Performance Information............

FORTIS BENEFITS FINANCIAL STATEMENTS

The financial statements of Fortis Benefits that are included in this prospectus should be considered primarily as bearing on our ability to meet our obligations under the contracts. The contracts are not entitled to participate in our earnings, dividends or surplus.

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholder of


Fortis Benefits Insurance Company



In our opinion, the accompanying balance sheet and the related statements of income, of changes in shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Fortis Benefits Insurance Company, an indirect, wholly-owned subsidiary of Fortis (B) and Fortis (NL) N.V. (the Company) at December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 1999 and for the two years in the period then ended were audited by other independent accountants whose report dated February 17, 2000 expressed an unqualified opinion on those statements.


                                          [/s/ PRICEWATERHOUSECOOPERS LLP]


February 15, 2001

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Fortis Benefits Insurance Company

We have audited the accompanying balance sheet of Fortis Benefits Insurance Company, an indirect, wholly-owned subsidiary of Fortis (B) and Fortis (NL) N.V., as of December 31, 1999, and the related statements of income, changes in shareholder's equity and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fortis Benefits Insurance Company at December 31, 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          [/s/ ERNST & YOUNG]

Minneapolis, Minnesota
February 17, 2000

BALANCE SHEETS


FORTIS BENEFITS INSURANCE COMPANY


(IN THOUSANDS, EXCEPT SHARE DATA)



                                                                      DECEMBER 31
                                                                ------------------------
                                                                   2000          1999
                                                                ----------    ----------
ASSETS
Investments:
  Fixed maturities, at fair value (amortized cost
     2000 -- $2,543,040; 1999 -- $2,802,697)................    $2,530,480    $2,706,372
  Equity securities, at fair value (cost 2000 -- $91,164;
     1999 -- $81,554).......................................        87,912        85,021
  Mortgage loans on real estate, less allowance for possible
     losses (2000 and 1999 -- $11,085)......................       810,616       754,514
  Policy loans..............................................       102,308        83,439
  Short-term investments....................................       152,736       115,527
  Real estate and other investments.........................        41,712        47,502
                                                                ----------    ----------
                                                                 3,725,764     3,792,375
Cash and cash equivalents...................................        13,209        18,670
Receivables:
  Uncollected premiums......................................        66,505        62,938
  Reinsurance recoverable on unpaid and paid losses.........        64,182        23,471
  Other.....................................................        48,083        19,406
                                                                ----------    ----------
                                                                   178,770       105,815
Accrued investment income...................................        52,556        55,464
Deferred policy acquisition costs...........................       473,761       430,192
Property and equipment at cost, less accumulated
  depreciation..............................................        20,891        25,118
Federal income tax recoverable..............................         7,248            --
Deferred federal income taxes...............................        33,825        52,467
Other assets................................................         1,677         1,582
Due from affiliates.........................................            --         8,304
Assets held in separate accounts............................     5,184,083     5,120,152
                                                                ----------    ----------
Total assets................................................    $9,691,784    $9,610,139
                                                                ==========    ==========



    The accompanying notes are an integral part of the financial statements.

BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)



                                                                      DECEMBER 31
                                                                ------------------------
                                                                   2000          1999
                                                                ----------    ----------
POLICY RESERVES AND LIABILITIES AND SHAREHOLDER'S EQUITY
Policy reserves and liabilities:
  Future policy benefit reserves:
     Traditional and pre-need life insurance................    $1,170,612    $1,106,269
     Interest sensitive and investment products.............       970,591     1,147,657
     Accident and health....................................     1,007,328       940,865
                                                                ----------    ----------
                                                                 3,148,531     3,194,791
  Unearned revenues.........................................        33,614        28,673
  Other policy claims and benefits payable..................       240,677       265,486
  Policyholder dividends payable............................         7,438         7,939
                                                                ----------    ----------
                                                                 3,430,260     3,496,889
  Accrued expenses..........................................        69,476        59,409
  Current income taxes payable..............................            --         1,838
  Other liabilities.........................................       181,633       120,110
  Due to affiliates.........................................         4,497            --
  Deferred gain on LTC sale.................................        15,919            --
  Liabilities related to separate accounts..................     5,159,275     5,082,341
                                                                ----------    ----------
Total policy reserves and liabilities.......................     8,861,060     8,760,587
                                                                ----------    ----------
Shareholder's equity:
  Common stock, $5 par value: authorized, issued and
     outstanding shares -- 1,000,000........................         5,000         5,000
  Additional paid-in capital................................       468,000       468,000
  Retained earnings.........................................       366,644       427,811
  Accumulated other comprehensive loss......................        (8,920)      (51,259)
                                                                ----------    ----------
Total shareholder's equity..................................       830,724       849,552
                                                                ----------    ----------
Total policy reserves and liabilities and shareholder's
  equity....................................................    $9,691,784    $9,610,139
                                                                ==========    ==========



    The accompanying notes are an integral part of the financial statements.

STATEMENTS OF INCOME


FORTIS BENEFITS INSURANCE COMPANY


(IN THOUSANDS)



                                                                       YEARS ENDED DECEMBER 31
                                                                --------------------------------------
                                                                   2000          1999          1998
                                                                ----------    ----------    ----------
REVENUES:
Insurance operations:
  Traditional life insurance premiums.......................    $  428,641    $  301,377    $  260,567
  Interest sensitive and investment product policy
     charges................................................       159,728       141,285       119,039
  Accident and health insurance premiums....................       952,015     1,002,867       953,652
                                                                ----------    ----------    ----------
                                                                 1,540,384     1,445,529     1,333,258
Net investment income.......................................       279,572       238,698       234,043
Net realized (losses) gains on investments..................       (17,039)       25,962        52,404
Other income................................................        12,687        11,610        11,183
                                                                ----------    ----------    ----------
Total revenues..............................................     1,815,604     1,721,799     1,630,888
BENEFITS AND EXPENSES:
Benefits to policyholders:
  Traditional life insurance................................       335,022       218,993       189,337
  Interest sensitive investment products....................        89,062        93,668        96,178
  Accident and health claims................................       749,945       812,149       798,036
                                                                ----------    ----------    ----------
                                                                 1,174,029     1,124,810     1,083,551
Policyholder dividends......................................         2,685         3,114         3,486
Amortization of deferred policy acquisition costs...........        47,215        43,078        33,365
Insurance commissions.......................................       128,267       124,601       118,710
General and administrative expenses.........................       333,734       302,663       299,492
                                                                ----------    ----------    ----------
Total benefits and expenses.................................     1,685,930     1,598,266     1,538,604
                                                                ----------    ----------    ----------
Income before federal income taxes..........................       129,674       123,533        92,284
Federal income taxes........................................        41,555        40,327        30,402
                                                                ----------    ----------    ----------
Net income..................................................    $   88,119    $   83,206    $   61,882
                                                                ==========    ==========    ==========



    The accompanying notes are an integral part of the financial statements.

STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY


FORTIS BENEFITS INSURANCE COMPANY


(IN THOUSANDS)



                                                                                           ACCUMULATED
                                                               ADDITIONAL                     OTHER
                                                     COMMON     PAID-IN      RETAINED     COMPREHENSIVE
                                          TOTAL      STOCK      CAPITAL      EARNINGS     (LOSS) INCOME
                                        ---------    ------    ----------    ---------    -------------
Balance, December 31, 1997..........    $ 880,106    $5,000     $468,000     $ 332,723      $  74,383
  Comprehensive income:
     Net income.....................       61,882       --            --        61,882             --
     Change in unrealized gain
       (losses) on investments,
       net..........................       (6,520)      --            --            --         (6,520)
                                        ---------
  Total comprehensive income........       55,362
  Dividend..........................      (50,000)      --            --       (50,000)            --
                                        ---------    ------     --------     ---------      ---------
Balance, December 31, 1998..........      885,468    5,000       468,000       344,605         67,863
  Comprehensive income:
     Net income.....................       83,206       --            --        83,206             --
     Change in unrealized gain
       (losses) on investments,
       net..........................     (119,122)      --            --            --       (119,122)
                                        ---------
  Total comprehensive loss..........      (35,916)
                                        ---------    ------     --------     ---------      ---------
Balance, December 31, 1999..........      849,552    5,000       468,000       427,811        (51,259)
  Comprehensive income:
     Net income.....................       88,119       --            --        88,119             --
     Change in unrealized gain
       (losses) on investments,
       net..........................       42,339       --            --            --         42,339
                                        ---------
  Total comprehensive income........      130,458
  Dividend..........................     (149,286)      --            --      (149,286)            --
                                        ---------    ------     --------     ---------      ---------
Balance, December 31, 2000..........    $ 830,724    $5,000     $468,000     $ 366,644      $  (8,920)
                                        =========    ======     ========     =========      =========



    The accompanying notes are an integral part of the financial statements.

STATEMENTS OF CASH FLOWS


FORTIS BENEFITS INSURANCE COMPANY


(IN THOUSANDS)



                                                                      YEARS ENDED DECEMBER 31
                                                             -----------------------------------------
                                                                2000           1999           1998
                                                             -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...............................................    $    88,119    $    83,206    $    61,882
Adjustments to reconcile net income to net cash provided
  by operating activities:
     Provision for depreciation..........................          4,830         12,807         12,409
     Amortization of gain on reinsured business..........         (3,100)            --             --
     Amortization of investment (discounts) premiums,
       net...............................................          1,574          1,930         (3,200)
     Net realized losses (gains) on sold investments.....         13,910        (25,962)       (52,404)
     Write-off of investment.............................          3,129             --             --
     Policy acquisition costs deferred...................       (113,927)       (96,308)       (73,147)
     Amortization of deferred policy acquisition costs...         47,215         43,078         33,365
     Provision for deferred federal income taxes.........         (4,151)        29,454            417
     Decrease in income taxes recoverable................         (9,086)        (2,330)        (6,381)
     Change in receivables, accrued investment income,
       unearned premiums, accrued expenses, other assets,
       due to and from affiliates and other
       liabilities.......................................        (48,646)        27,227         (4,455)
     Increase (decrease) in future policy benefit
       reserves for traditional, interest sensitive and
       accident and health policies......................        158,150         97,931        106,135
     (Decrease) increase in other policy claims and
       benefits and policyholder dividends payable.......        (25,303)         5,012         (2,514)
     Other...............................................             --             --            169
                                                             -----------    -----------    -----------
Net cash provided by operating activities................        112,714        176,045         72,276
                                                             -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed maturity investments..................     (1,546,720)    (1,654,104)    (2,380,511)
Sales and repayments of fixed maturity investments.......      1,777,428      1,675,488      2,428,207
(Increase) decrease in short-term investments............        (37,208)       (83,659)        38,669
Purchases of other investments...........................       (363,978)      (305,889)      (408,998)
Sales of other investments...............................        298,925        353,267        352,873
Purchases of property and equipment......................           (603)        (7,213)          (356)
Cash received pursuant to reinsurance agreement..........         17,591          3,374             --
                                                             -----------    -----------    -----------
Net cash provided by (used in) investing activities......        145,435        (18,736)        29,884
                                                             -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Activities related to investment products:
  Considerations received................................        226,139        237,375        215,693
  Surrenders and death benefits..........................       (448,349)      (416,537)      (326,457)
  Interest credited to policyholders.....................         32,886         39,855         49,371
Dividend.................................................        (74,286)            --        (50,000)
                                                             -----------    -----------    -----------
Net cash used in financing activities....................       (263,610)      (139,307)      (111,393)
                                                             -----------    -----------    -----------
(Decrease) increase in cash and cash equivalents.........         (5,461)        18,002         (9,233)
Cash and cash equivalents at beginning of year...........         18,670            668          9,901
                                                             -----------    -----------    -----------
Cash and cash equivalents at end of year.................    $    13,209    $    18,670    $       668
                                                             ===========    ===========    ===========



    The accompanying notes are an integral part of the financial statements.

STATEMENTS OF CASH FLOWS


FORTIS BENEFITS INSURANCE COMPANY


(IN THOUSANDS)



                                                                   YEARS ENDED DECEMBER 31
                                                                -----------------------------
                                                                  2000        1999       1998
                                                                --------    ---------    ----
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Assets and liabilities transferred in reinsurance
  transactions (Note 9):
Non-cash assets (ceded) received:
  Fixed maturities..........................................    $     --    $ 517,091     $--
  Other investments.........................................          --      121,696     --
  Other assets..............................................        (157)      12,763     --
  Deferred acquisition costs................................     (20,829)      35,882     --
                                                                --------    ---------     --
Total value of assets (ceded) received......................    $(20,986)   $ 687,432     $--
                                                                --------    ---------     --
Non-cash liabilities ceded (assumed):
  Future policy benefit reserves............................    $ 15,086    $(685,932)    $--
  Claim reserves............................................           7       (4,874)    --
  Unearned premium reserves.................................       7,641           --     --
  Other liabilities.........................................        (320)          --     --
                                                                --------    ---------     --
Total liabilities ceded (assumed)...........................    $ 22,414    $(690,806)    $--
                                                                ========    =========     ==



    The accompanying notes are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS


FORTIS BENEFITS INSURANCE COMPANY


(IN THOUSANDS)



1.  NATURE OF OPERATIONS


Fortis Benefits Insurance Company (the Company) is an indirect wholly-owned subsidiary of Fortis, Inc. (Fortis), which itself is an indirect, wholly-owned subsidiary of Fortis (B) and Fortis (NL) N.V. The Company is incorporated in Minnesota and distributes its products in all states except New York. The Company's revenues are derived principally from group employee benefits products and from individual life and annuity products.



Effective October 1, 1999, the Company assumed pre-need life insurance business from an affiliate on a 100% co-insurance basis. These life insurance and annuity products are marketed in connection with the advance funding of funeral expenses. (See Note 9 "Reinsurance" for more information on this reinsurance transaction.)



Effective March 1, 2000, the Company ceded long-term care insurance business to John Hancock Life Insurance Company on a 100% co-insurance basis. (See Note 9 "Reinsurance" for more information on this reinsurance transaction.)



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


USE OF ESTIMATES


The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.



NEW ACCOUNTING PRONOUNCEMENTS


In June 1999, the Financial Accounting Standards Board issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FAS 133," which deferred to January 1, 2001 the effective date of the accounting and reporting requirements of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The adoption of SFAS 133 is not expected to have a material effect on the Company's results of operations or financial position.



Effective January 1, 2000, the Company adopted Statement of Position ("SOP") 98-7, Deposit Accounting: Accounting for Insurance and Reinsurance Contracts that do not Transfer Insurance Risk. SOP 98-7 provides guidance on how to account for insurance and reinsurance contracts that do not transfer insurance risk. The adoption of SOP 98-7 did not have a material effect on the Company's results of operations or financial position.



INVESTMENTS


The Company's investment strategy is developed based on many factors including insurance liability matching, rate of return, maturity, credit risk, tax considerations and regulatory requirements.



All fixed maturity investments and all marketable equity securities are classified as available-for-sale and carried at fair value.



Changes in fair values of available for sale securities, after related deferred income taxes and after adjustment for the changes in the pattern of amortization of deferred policy acquisition costs and participating policyholder dividends, are reported directly in shareholder's equity as accumulated other comprehensive income and, accordingly, have no effect on net income. The unrealized appreciation or depreciation is net of deferred policy acquisition cost amortization and taxes that would have been required as a charge or credit to income had such unrealized amounts been realized.



Mortgage loans constitute first liens on commercial real estate and other income producing properties. The insurance statutes in Minnesota generally require that the initial principal loaned not exceed 80% of the appraised value of the property securing the loan. The Company's policy fully complies with this statute. Mortgage loans on real estate are reported at amortized cost, less allowance for possible losses. The change in the allowance for possible losses is recorded with realized gains and losses on investments.

NOTES TO FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


Policy loans are reported at their unpaid balance. Short-term investments are carried at cost which approximates fair value.



Real estate and other investments consist principally of property acquired in satisfaction of debt and limited partnerships, respectively. Real estate is recorded at cost or carrying value of loans foreclosed less allowances for depreciation. The Company provides for depreciation on a straight-line basis over the estimated useful lives. Other investments are accounted for using the equity method of accounting.



Realized gains and losses on sales of investments, and declines in value judged to be other-than-temporary, are recognized on the specific identification basis. Investment income is recorded as earned.



DEFERRED POLICY ACQUISITION COSTS


The costs of acquiring new business, which vary with and are directly related to the production of new business, are deferred to the extent recoverable and amortized. For traditional and pre-need life insurance and long-term care products (included as accident and health products), such costs are amortized over the premium paying period. For interest sensitive and investment products, such costs are amortized in relation to expected future gross profits. Estimation of future gross profits requires significant management judgment and is reviewed periodically. As excess amounts of deferred costs over future premiums or gross profits are identified, such excess amounts are expensed.



PROPERTY AND EQUIPMENT


Property and equipment are recorded at cost less accumulated depreciation. The Company provides for depreciation principally on the straight-line method over the estimated useful lives of the related property. Depreciation expense was $4,830, $12,807 and $12,409 for the year ended December 31, 2000, 1999 and 1998, respectively.



INCOME TAXES


Income taxes have been provided using the liability method. Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and the tax bases and are measured using the enacted tax rates.



GUARANTY FUND ASSESSMENTS


There are a number of insurance companies that are currently under regulatory supervision. This may result in future assessments by state guaranty fund associations to cover losses to policyholders of insolvent or rehabilitated companies. These assessments can be partially recovered through a reduction in future premium taxes in some states. The Company believes it has adequately provided for the impact of future assessments relating to current insolvencies.



SEPARATE ACCOUNTS


Revenues and expenses related to the separate account assets and liabilities are excluded from the amounts reported in the accompanying statements of income.



Assets and liabilities associated with the separate accounts relate to deposits and annuity considerations for variable life and variable annuity products for which the contract owner, rather than the Company, bears the investment risk. Separate account assets are reported at fair value and represent funds held for the exclusive benefit of the variable annuity and variable life insurance contract owners.



The Company receives mortality and expense risk fees from the separate accounts. The Company also deducts monthly cost of insurance charges, and receives minimum death benefit guarantee fees and issue and administrative fees from the variable life insurance separate accounts.



The Company makes contractual mortality assurances to the variable annuity contract owners that the net assets of the separate accounts will not be affected by future variations in the actual life expectancy experience of the annuitants and beneficiaries from the mortality assumptions implicit in the annuity contracts. The Company makes periodic fund transfers to, or withdrawals from, the separate account assets for such actuarial adjustments for

NOTES TO FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


variable annuities that are in the benefit payment period. The Company also guarantees that the rates at which administrative fees are deducted from contract funds will not exceed contractual maximums.



For variable life insurance, the Company guarantees that the rates at which insurance charges and administrative fees are deducted from contract funds will not exceed contractual maximums. The Company also guarantees that the death benefit will continue to be payable at the initial level regardless of investment performance so long as minimum premium payments are made.



REVENUE RECOGNITION AND FUTURE POLICY BENEFIT RESERVES


Premiums for traditional life insurance and pre-need life products are recognized as revenues when due over the premium-paying period. Reserves for future policy benefits are computed using the net level method and include investment yield, mortality, withdrawal, and other assumptions based on the Company's experience, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations.



Revenues for interest sensitive and investment products consist of charges assessed against policy account balances during the period for the cost of insurance, policy administration, and surrender charges. Future policy benefit reserves are computed under the retrospective deposit method and consist of policy account balances before applicable surrender charges. Policy benefits charged to expense during the period include amounts paid in excess of policy account balances and interest credited to policy account balances. Interest crediting rates for universal life and investment products ranged from 4% to 15% in 2000, 3.5% to 12% in 1999 and 2.5% to 8.75% in 1998.



A portion of the Company's pre-need life products provide an increasing future benefit tied typically to the U.S. Consumer Price Index or a targeted growth rate established at management's discretion. All pre-need life products that have death benefit increases made at management's discretion are accounted for as interest-sensitive life products.



Premiums for accident and health insurance products, including medical, long- and short-term disability and dental insurance products, are recognized as revenues ratably over the contract period in proportion to the risk insured. Reserves for future disability benefits are based on the 1987 Commissioners Group Disability Table. The valuation interest rate is the Single Premium Immediate Annuity valuation rate less 100 basis points. Claims in the first five years are modified based on the Company's actual experience.



Other policy claims and benefits payable for reported and incurred but not reported claims and related claims adjustment expenses are determined using case-basis estimates and past experience. The methods of making such estimates and establishing the related liabilities are continually reviewed and updated. Any adjustments resulting therefrom are reflected in income currently.



COMPREHENSIVE INCOME


Comprehensive income is comprised of net income and other comprehensive income which includes unrealized gains and losses adjusted for the impact of gains and losses realized during the current year on securities classified as available-for-sale, net of the effect on deferred policy acquisition costs and taxes.



STATEMENTS OF CASH FLOWS


The Company considers investments with a maturity at the date of their acquisition of three months or less to be cash equivalents. These securities are carried principally at amortized cost which approximates fair value.



RECLASSIFICATIONS


Certain amounts in the 1999 and 1998 financial statements have been reclassified to conform to the 2000 presentation.

NOTES TO FINANCIAL STATEMENTS

3.   INVESTMENTS


AVAILABLE-FOR-SALE SECURITIES


The following is a summary of the available-for-sale securities:



                                                                   GROSS         GROSS
                                                   AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                      COST         GAINS         LOSSES        VALUE
                                                   ----------    ----------    ----------    ----------
AT DECEMBER 31, 2000:
Fixed maturities:
  Governments..................................    $  348,795     $15,261       $    317     $  363,739
  Public utilities.............................       212,371       3,849          3,661        212,559
  Industrial and miscellaneous.................     1,794,011      27,815         58,902      1,762,924
  Other........................................       187,863       4,294            899        191,258
                                                   ----------     -------       --------     ----------
Total fixed maturities.........................     2,543,040      51,219         63,779      2,530,480
Equity securities..............................        91,164       5,160          8,412         87,912
                                                   ----------     -------       --------     ----------
Total..........................................    $2,634,204     $56,379       $ 72,191     $2,618,392
                                                   ==========     =======       ========     ==========
AT DECEMBER 31, 1999:
Fixed maturities:
  Governments..................................    $  309,402     $    46       $  8,934     $  300,514
  Public utilities.............................       237,579         341         10,375        227,545
  Industrial and miscellaneous.................     2,208,281       7,020         81,412      2,133,889
  Other........................................        47,435         184          3,195         44,424
                                                   ----------     -------       --------     ----------
Total fixed maturities.........................     2,802,697       7,591        103,916      2,706,372
Equity securities..............................        81,554       5,825          2,358         85,021
                                                   ----------     -------       --------     ----------
Total..........................................    $2,884,251     $13,416       $106,274     $2,791,393
                                                   ==========     =======       ========     ==========



The amortized cost and fair value of available-for-sale investments in fixed maturities at December 31, 2000, by contractual maturity, are shown below.



                                                                AMORTIZED        FAIR
                                                                   COST         VALUE
                                                                ----------    ----------
Due in one year or less.....................................    $  83,263     $   83,164
Due after one year through five years.......................      610,579        609,360
Due after five years through ten years......................      786,695        778,801
Due after ten years.........................................    1,062,503      1,059,155
                                                                ----------    ----------
Total.......................................................    $2,543,040    $2,530,480
                                                                ==========    ==========



Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



MORTGAGE LOANS


The Company has issued commercial mortgage loans on properties located throughout the United States. Approximately 37% and 38% of outstanding principal is concentrated in the states of New York, California and Florida, at December 31, 2000 and 1999, respectively. Loan commitments outstanding totaled $8,000 at December 31, 2000.

NOTES TO FINANCIAL STATEMENTS

3.   INVESTMENTS (CONTINUED)


INVESTMENTS ON DEPOSIT


The Company had fixed maturities carried at $11,630 and $17,061 at December 31, 2000 and 1999, respectively, on deposit with various governmental authorities as required by law.



NET UNREALIZED GAINS (LOSSES)


The adjusted net unrealized gains (losses) on investments recorded in accumulated other comprehensive income for the year ended December 31, are set forth below:



                                                                                TAX
                                                               BEFORE-TAX     BENEFIT     NET-OF-TAX
                                                                 AMOUNT      (EXPENSE)      AMOUNT
                                                               ----------    ---------    ----------
DECEMBER 31, 2000:
Unrealized gains (losses) on investments:
  Unrealized gains (losses) on available-for-sale
     investments...........................................    $  93,933     $(32,873)    $  61,060
  Increase in amortization of deferred policy acquisition
     costs.................................................       (2,314)         810        (1,504)
  Reclassification adjustment for gains (losses) realized
     in net income.........................................      (26,488)       9,271       (17,217)
                                                               ---------     --------     ---------
Other comprehensive gain...................................    $  65,131     $(22,792)    $  42,339
                                                               =========     ========     =========
DECEMBER 31, 1999:
Unrealized gains (losses) on investments:
  Unrealized gains (losses) on available-for-sale
     investments...........................................    $(216,270)    $ 75,694     $(140,576)
  Decrease in amortization of deferred policy acquisition
     costs.................................................        9,142       (3,200)        5,942
  Reclassification adjustment for gains (losses) realized
     in net income.........................................       23,864       (8,352)       15,512
                                                               ---------     --------     ---------
Other comprehensive loss...................................    $(183,264)    $ 64,142     $(119,122)
                                                               =========     ========     =========
DECEMBER 31, 1998:
Unrealized gains (losses) on investments:
Unrealized gains (losses) on available-for-sale
  investments..............................................    $ (53,050)    $ 18,420     $ (34,630)
Decrease in amortization of deferred policy acquisition
  costs....................................................          414         (145)          269
Reclassification adjustment for gains (losses) realized in
  net income...............................................       42,832      (14,991)       27,841
                                                               ---------     --------     ---------
Other comprehensive loss...................................    $  (9,804)    $  3,284     $  (6,520)
                                                               =========     ========     =========

NOTES TO FINANCIAL STATEMENTS

3.   INVESTMENTS (CONTINUED)


NET INVESTMENT INCOME AND NET REALIZED (LOSSES) GAINS ON INVESTMENTS



Major categories of net investment income and realized (losses) gains on investments for each year were as follows:



                                                                  2000        1999        1998
                                                                --------    --------    --------
NET INVESTMENT INCOME:
Fixed maturities............................................    $193,005    $167,027    $160,163
Equity securities...........................................      14,392       7,320       8,656
Mortgage loans on real estate...............................      68,794      57,684      57,031
Policy loans................................................       6,617       5,272       4,653
Short-term investments......................................         522         844       1,701
Real estate and other investments...........................       2,816       6,375       8,194
                                                                --------    --------    --------
                                                                 286,146     244,522     240,398
Expenses....................................................      (6,574)     (5,824)     (6,355)
                                                                --------    --------    --------
                                                                $279,572    $238,698    $234,043
                                                                ========    ========    ========
NET REALIZED (LOSSES) GAINS ON INVESTMENTS:
Fixed maturities............................................    $(31,179)   $ (9,750)   $ 34,320
Equity securities...........................................       4,691      33,613       8,512
Mortgage loans on real estate...............................          --          --        (198)
Short-term investments......................................          --          --           5
Real estate and other investments...........................       9,449       2,099       9,765
                                                                --------    --------    --------
                                                                $(17,039)   $ 25,962    $ 52,404
                                                                ========    ========    ========



Proceeds from sales of investments in fixed maturities were $1,756,637, $1,627,450 and $2,460,316 in 2000, 1999 and 1998, respectively. Gross gains of
$14,851, $11,996 and $44,360 and gross losses of $46,030, $21,746 and $10,040 were realized on the sales in 2000, 1999 and 1998, respectively.

NOTES TO FINANCIAL STATEMENTS

4.   DEFERRED POLICY ACQUISITION COSTS


The changes in deferred policy acquisition costs by product were as follows:



                                                                 INTEREST
                                                TRADITIONAL    SENSITIVE AND
                                                AND PRE-NEED    INVESTMENT      ACCIDENT
                                                    LIFE         PRODUCTS      AND HEALTH    TOTAL
                                                ------------   -------------   ----------   --------
Balance, December 31, 1998....................    $ 14,560       $314,462       $  2,916    $331,938
  Acquisition costs deferred..................      33,783         81,016         17,391     132,190
  Acquisition costs amortized.................      (2,438)       (38,831)        (1,809)    (43,078)
  Decreased amortization of deferred
     acquisition costs from unrealized losses
     on available-for-sale securities.........          --          9,142             --       9,142
                                                  --------       --------       --------    --------
Balance, December 31, 1999....................      45,905        365,789         18,498     430,192
  Acquisition costs deferred..................      15,882         95,062          2,983     113,927
  Acquisition costs amortized.................     (14,216)       (32,347)       (21,481)    (68,044)
  Increased amortization of deferred
     acquisition costs from unrealized gains
     on available-for-sale securities.........          --         (2,314)            --      (2,314)
                                                  --------       --------       --------    --------
Balance, December 31, 2000....................    $ 47,571       $426,190       $     --    $473,761
                                                  ========       ========       ========    ========



Included in total policy acquisition costs amortized in 2000 is $20,829 of acquisition costs resulting from the long-term care reinsurance cession agreement with John Hancock Life Insurance Company, which became effective March 1, 2000. See Note 9, "Reinsurance" for more information on the reinsurance transaction.



Included in total policy acquisition costs deferred in 1999 is $35,882 of present value of future profits (PVP) and $1,416 of subsequent acquisition costs resulting from the reinsurance assumption agreement with United Family Life Insurance Company, an affiliate, which became effective October 1, 1999. PVP is being amortized against the expected premium revenue of the pre-need life insurance business assumed. See Note 9 "Reinsurance" for more information on this reinsurance transaction.



During 2000, 1999 and 1998, the Company sold portions of its investment portfolio and in accordance with FASB Statement 97, the recognition of the realized net capital gains resulted in increased (decreased) amortization of deferred acquisition costs of $901, $(224) and $3,357, respectively.



5.  PROPERTY AND EQUIPMENT


A summary of property and equipment at December 31 for each year follows:



                                                                  2000        1999
                                                                --------    --------
Land........................................................    $  1,900    $  1,900
Building and improvements...................................      27,019      26,383
Furniture and equipment.....................................      78,630      81,447
                                                                --------    --------
                                                                 107,549     109,730
Less accumulated depreciation...............................     (86,658)    (84,612)
                                                                --------    --------
Net property and equipment..................................    $ 20,891    $ 25,118
                                                                ========    ========

NOTES TO FINANCIAL STATEMENTS

6.  ACCIDENT AND HEALTH RESERVES


Activity for the liability for unpaid accident and health claims is summarized as follows:



                                                                       YEARS ENDED DECEMBER 31
                                                                --------------------------------------
                                                                   2000          1999          1998
                                                                ----------    ----------    ----------
Balance as of January 1, net of reinsurance recoverables....    $1,139,603    $1,061,883    $  988,036
Add: Incurred losses related to:
  Current year..............................................       753,070       824,949       826,009
  Prior years...............................................       (25,859)      (12,800)      (27,973)
                                                                ----------    ----------    ----------
Total incurred losses.......................................       727,211       812,149       798,036
Deduct: Paid losses related to:
  Current year..............................................       428,725       468,404       469,881
  Prior years...............................................       283,782       266,025       254,308
                                                                ----------    ----------    ----------
Total paid losses...........................................       712,507       734,429       724,189
                                                                ----------    ----------    ----------
Balance as of December 31, net of reinsurance
  recoverables..............................................    $1,154,307    $1,139,603    $1,061,883
                                                                ==========    ==========    ==========



The table above differs from the amounts reported on the balance sheet in the following respects: (1) the table above is presented net of ceded reinsurance and the accident and health reserves reported on the balance sheet are gross of ceded reinsurance; and (2) the table above includes accident and health benefits payable which are included with other policy claims and benefits payable reported on the balance sheet.



Excluded from incurred losses presented above related to current year is $22,734 of reserves ceded resulting from the long-term care reinsurance agreement with John Hancock Life Insurance Company, which became effective March 1, 2000. See
Note 9 "Reinsurance" for more information on this reinsurance transaction.



In each of the years presented above, the accident and health insurance line of business experienced overall favorable development on claims reserves established as of the previous year end. The favorable development was a result of lower medical costs and a reduction of loss reserves due to lower than anticipated inflation in medical costs.



The liability for unpaid accident and health claims includes $1,042,180 and $994,651 of total disability income reserves as of December 31, 2000 and 1999, respectively, which were discounted for anticipated interest earnings using a rate which varies by incurral year.



7.   FEDERAL INCOME TAXES



The Company reports its taxable income in a consolidated federal income tax return along with other affiliated subsidiaries of Fortis. Income tax expense or credits are allocated among the affiliated subsidiaries by applying corporate income tax rates to taxable income or loss determined on a separate return basis according to a Tax Allocation Agreement.



Deferred income taxes reflect the net tax effects of temporary differences between the basis of assets and liabilities for financial statement purposes and for income tax purposes.

NOTES TO FINANCIAL STATEMENTS

7.   FEDERAL INCOME TAXES (CONTINUED)


The significant components of the Company's deferred tax liabilities and assets as of December 31, 2000 and 1999 are as follows:



                                                                  2000        1999
                                                                --------    --------
Deferred tax assets:
  Separate account assets/liabilities.......................    $ 72,599    $ 60,716
  Reserves..................................................      28,244      35,843
  Claims and benefits payable...............................       7,445       7,964
  Accrued liabilities.......................................      10,811       6,973
  Unrealized losses.........................................       5,543      32,500
  Investments...............................................      14,373       4,549
  Other.....................................................       8,301       6,755
                                                                --------    --------
Total deferred tax assets...................................     147,316     155,300
Deferred tax liabilities:
  Deferred policy acquisition costs.........................     107,948      98,539
  Unrealized gains..........................................         747          --
  Fixed assets..............................................       3,143       2,963
  Investments...............................................         237       1,171
  Other.....................................................       1,416         160
                                                                --------    --------
Total deferred tax liabilities..............................     113,491     102,833
                                                                --------    --------
Net deferred tax asset......................................    $ 33,825    $ 52,467
                                                                ========    ========



The Company is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax assets, and, therefore, no such valuation allowance has been established.



The Company's tax expense (benefit) for the year ended December 31 is shown as follows:



                                                                 2000       1999       1998
                                                                -------    -------    -------
Current.....................................................    $45,706    $10,873    $30,232
Deferred....................................................     (4,151)    29,454        170
                                                                -------    -------    -------
                                                                $41,555    $40,327    $30,402
                                                                =======    =======    =======



Federal income tax payments and refunds resulted in net payments of $54,792, $13,203 and $36,367 in 2000, 1999 and 1998, respectively.



The Company's effective income tax rate varied from the statutory federal income tax rate as follows:



                                                                2000       1999       1998
                                                                ----       ----       ----
Statutory income tax rate...................................    35.0%      35.0%      35.0%
Other, net..................................................    (3.0)      (2.4)      (2.1)
                                                                ----       ----       ----
                                                                32.0%      32.6%      32.9%
                                                                ====       ====       ====

NOTES TO FINANCIAL STATEMENTS

8. ASSETS HELD IN SEPARATE ACCOUNTS


Separate account assets at December 31 were as follows:



                                                                 2000         1999
                                                              ----------   ----------
Premium and annuity considerations for the variable annuity
  products and variable universal life products for which
  the contract holder, rather than the Company, bears the
  investment risk...........................................  $5,159,275   $5,082,341
Assets of the separate accounts owned by the Company, at
  fair value................................................      24,808       37,811
                                                              ----------   ----------
                                                              $5,184,083   $5,120,152
                                                              ==========   ==========



9.   REINSURANCE


In the second quarter of 1996, First Fortis Life Insurance Company (First Fortis), an affiliate, received approval from the New York State Insurance Department for a reinsurance agreement with the Company. The agreement, which became effective as of January 1, 1996, decreased First Fortis' long-term disability reinsurance retention from a $10 net monthly benefit to a $2 net monthly benefit for claims incurred on and after January 1, 1996. The Company has assumed $6,884, $6,580 and $5,601 of premium from First Fortis in 2000, 1999 and 1998, respectively. The Company has assumed $14,366 and $11,047 of reserves in 2000 and 1999, respectively, from First Fortis.



In the fourth quarter of 1999, United Family Life Insurance Company (UFL), an affiliate, received approval from the state of Georgia for a reinsurance agreement with the Company. The agreement, which became effective October 1, 1999, provided for the cession of substantially all of UFL's pre-need life insurance business on a 100% co-insurance basis. The Company assumed approximately $690,806 of reserves and received approximately $654,924 of cash, investments (primarily fixed maturities and mortgages) and other assets as of October 1, 1999. The $35,882 ceding commission was capitalized as an acquisition cost (as described in Note 4). The Company has assumed premium from UFL of $63,069 in 2000 and $31,523 during the period October 1, 1999 to December 31, 1999. The Company has assumed $679,969 and $690,806 of reserves in 2000 and 1999, respectively, from UFL.



In the first quarter of 2000, the Company entered into a reinsurance agreement with John Hancock Life Insurance Company (John Hancock) for the sale of the Long-Term Care (LTC) line of business. The sale of the LTC line of business was effective March 1, 2000. The Company recorded a gain on this transaction of $19,019. The gain has been deferred and is being amortized as the level of direct inforce LTC policies decreases over future years, not to exceed 30 years. The amount of gain amortized in 2000 was $3,100. The Company ceded $41,309 of premiums and $32,222 of reserves to John Hancock in 2000.



The maximum amount that the Company retains on any one life is $1,000 of life insurance including accidental death. Amounts in excess of $1,000 are reinsured with other life insurance companies on a yearly renewable term basis.



Ceded reinsurance premiums for the year ended December 31 were as follows:



                                                                 2000       1999       1998
                                                                -------    -------    -------
Life insurance..............................................    $ 7,413    $ 6,246    $ 6,983
Accident and health insurance...............................     48,403     17,803     13,862
                                                                -------    -------    -------
                                                                $55,816    $24,049    $20,845
                                                                =======    =======    =======



Recoveries under reinsurance contracts for the year ended December 31 were as follows:



                                                                 2000       1999       1998
                                                                -------    -------    -------
Life insurance..............................................    $ 2,877    $   478    $ 4,549
Accident and health insurance...............................      8,525     13,669      9,465
                                                                -------    -------    -------
                                                                $11,402    $14,147    $14,014
                                                                =======    =======    =======

NOTES TO FINANCIAL STATEMENTS

9.  REINSURANCE (CONTINUED)


Reinsurance ceded would become a liability of the Company in the event the reinsurers are unable to meet the obligations assumed under the reinsurance agreement. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers.



10.  DIVIDEND RESTRICTIONS


Dividend distributions to the parent are restricted as to the amount by state regulatory requirements. The Company will have $42,895 free from such restrictions during 2001. Distributions in excess of this amount would require regulatory approval. In 2000, the Company declared dividends of $149,286, of which $100,000 was extraordinary. Approval was sought and received from the Minnesota Department of Commerce for the distribution of the extraordinary dividend. The Company paid $74,286 during 2000; $75,000 will be paid in 2001 and is included in other liabilities.



11.  REGULATORY ACCOUNTING REQUIREMENTS


Statutory-basis financial statements are prepared in accordance with accounting practices prescribed or permitted by the Minnesota Department of Commerce. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The Company does not employ any significant permitted practices.



In 1998, the NAIC adopted codified statutory accounting practices (Codification) effective January 1, 2001. Codification will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that the Company uses to prepare its statutory-basis financial statements. Codification requires adoption by the various states before it becomes the prescribed statutory basis of accounting for insurance companies domesticated within those states. Minnesota has adopted Codification effective January 1, 2001.



The cumulative effect of all changes resulting form the Codification guidance will be recorded as a direct adjustment to statutory surplus on January 1, 2001. The effect of the adoption is expected to increase statutory surplus by a material amount.



Insurance enterprises are required by State Insurance Departments to adhere to minimum risk-based capital (RBC) requirements developed by the NAIC. The Company exceeds the minimum RBC requirements.

NOTES TO FINANCIAL STATEMENTS

11.REGULATORY ACCOUNTING REQUIREMENTS (CONTINUED)


Reconciliations of net income and shareholder's equity on the basis of statutory accounting to the related amounts presented in the accompanying statements were as follows:



                                                      NET INCOME                    SHAREHOLDER'S EQUITY
                                                 --------------------               ---------------------
                                                   2000        1999       1998        2000         1999
                                                 --------    --------    -------    ---------    --------
Based on statutory accounting practices......    $ 88,911    $  9,387    $14,841    $ 433,955    $497,858
Deferred policy acquisition costs............      66,712      54,049     39,782      473,761     430,192
Investment valuation differences.............         368         953        745      (19,310)   (103,361)
Deferred and uncollected premiums............        (732)     (4,637)       511      (14,399)    (13,188)
Policy reserves..............................     (12,092)    (20,070)    (7,041)    (150,668)   (127,766)
Commissions..................................     (45,485)     79,067         --           --          --
Current income taxes payable.................          22      (8,882)       925       (8,977)     (9,000)
Deferred income taxes........................       4,151     (18,650)      (417)      33,825      52,467
Realized gains on investments................         439           9        356           --          --
Realized gains (losses) transferred to the
  Interest Maintenance Reserve (IMR), net of
  tax........................................     (17,873)     (6,163)    22,748           --          --
Amortization of IMR, net of tax..............      (5,396)     (8,565)    (7,128)          --          --
Write-off of investment......................      (3,129)         --         --           --          --
Pension expense..............................      (2,145)     (1,475)        81       (9,985)     (8,235)
Property and equipment.......................          --          --         --        3,261         591
Interest maintenance reserve.................          --          --         --       31,482      55,117
Asset valuation reserve......................          --          --         --       70,955      72,940
Other, net...................................      14,368       8,183     (3,521)     (13,176)      1,937
                                                 --------    --------    -------    ---------    --------
Based on generally accepted accounting
  principles.................................    $ 88,119    $ 83,206    $61,882    $ 830,724    $849,552
                                                 ========    ========    =======    =========    ========



12.TRANSACTIONS WITH AFFILIATED COMPANIES


The Company receives various services from Fortis and its affiliates. These services include assistance in benefit plan administration, corporate insurance, accounting, tax, auditing, investment and other administrative functions. The fees paid to Fortis, Inc. for these services for years ended December 31, 2000, 1999 and 1998, were $10,094, $11,661 and $13,077, respectively. During 1997,
Fortis, Inc. began providing information technology services to the Company. Information technology expenses were $47,123, $59,390 and $55,910 for years ended December 31, 2000, 1999 and 1998, respectively.



In conjunction with the marketing of its fixed and variable annuity and variable life products, the Company paid $93,107, $79,413 and $72,638 in commissions to its affiliate, Fortis Investors, Inc., for the years ended December 31, 2000, 1999 and 1998, respectively.



Administrative expenses allocated for the Company may be greater or less than the expenses that would be incurred if the Company were operating on a separate company basis.



13.FAIR VALUE DISCLOSURES


VALUATION METHODS AND ASSUMPTIONS


The fair values for fixed maturity securities and equity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments.



Mortgage loans are reported at unpaid principal balance less allowances for possible losses. The fair values of mortgage loans are estimated using discounted cash flow analyses, using interest rates currently being offered for

NOTES TO FINANCIAL STATEMENTS
similar loans to borrowers with similar credit ratings. Mortgage loans with similar characteristics are aggregated for purposes of the calculations. The carrying amount of policy loans reported in the Balance Sheet approximates fair value. For short-term investments, the carrying amount is a reasonable estimate of fair value. The fair values for the Company's policy reserves under the investment products are determined using cash surrender value. Separate account assets and liabilities are reported at their estimated fair values in the Balance Sheet.



The fair values under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, such that the Company's exposure to changing interest rates is minimized through the matching of investment maturities with amounts due under insurance contracts.



                                                       DECEMBER 31, 2000           DECEMBER 31, 1999
                                                    ------------------------    ------------------------
                                                     CARRYING        FAIR        CARRYING        FAIR
                                                      AMOUNT        VALUE         AMOUNT        VALUE
                                                    ----------    ----------    ----------    ----------
Assets:
  Investments:
     Securities available-for-sale:
       Fixed maturities.........................    $2,530,480    $2,530,480    $2,706,372    $2,706,372
       Equity securities........................        87,912        87,912        85,021        85,021
  Mortgage loans on real estate.................       810,616       844,319       754,514       741,397
  Policy loans..................................       102,308       102,308        83,439        83,439
  Short -- term investments.....................       152,736       152,736       115,527       115,527
  Assets held in separate accounts..............     5,184,083     5,184,083     5,120,152     5,120,152
Liabilities:
  Individual and group annuities (subject to
     discretionary withdrawal)..................       585,905       571,834       789,002       763,861
  Liabilities related to separate accounts......     5,159,275     5,159,275     5,082,341     5,082,341



14.COMMITMENTS AND CONTINGENCIES


The Company is named as a defendant in a number of legal actions arising primarily from claims made under insurance policies. These actions have been considered in establishing policy benefit and loss reserves. Management and its legal counsel are of the opinion that the settlement of these actions will not have a material adverse effect on the Company's financial position or results of operations.



15. RETIREMENT AND OTHER EMPLOYEE BENEFITS


The Company is an indirect wholly-owned subsidiary of Fortis, which sponsors a defined benefit pension plan covering employees and certain agents who meet eligibility requirements as to age and length of service. The benefits are based on years of service and career compensation. Fortis Inc.'s funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes, and to charge each subsidiary an allocable amount based on its employee census. Pension cost allocated to the Company amounted to approximately $2,097, $2,225 and $1,627 for 2000, 1999 and 1998, respectively.



The Company participates in a contributory profit sharing plan, sponsored by Fortis, covering employees and certain agents who meet eligibility requirements as to age and length of service. Benefits are payable to participants on retirement or disability and to the beneficiaries of participants in the event of death. The first three percent of an employee's contribution is matched 200% by the Company. The amount expensed was approximately $4,573, $3,711 and $3,610 for 2000, 1999 and 1998, respectively.



In addition to retirement benefits, the Company participates in other health care and life insurance benefit plans (postretirement benefits) for retired employees, sponsored by Fortis. Health care benefits, either through a Fortis sponsored retiree plan for retirees under age 65 or through a cost offset for individually purchased Medigap policies for retirees over age 65, are available to employees who retire on or after January 1, 1993, at age 55 or older, with

NOTES TO FINANCIAL STATEMENTS

15. RETIREMENT AND OTHER EMPLOYEE BENEFITS (CONTINUED)


15 years or more service. Life insurance, on a retiree pay all basis, is available to those who retire on or after January 1, 1993.



There were no net postretirement benefit costs allocated to the Company for the years ended December 31, 2000, 1999 and 1998. The Company made contributions to the postretirement benefit plans of approximately $0, $19 and $(5) in 2000, 1999 and 1998, respectively, as claims were incurred.



16. EVENTS SUBSEQUENT


On January 25, 2001, Fortis agreed to sell (the "Sale") its Fortis Financial Group division (the "Division") to The Hartford Financial Services Group ("The Hartford"). The Division includes, among other blocks of business, certain individual life insurance policies and annuity contracts (collectively, the "Insurance Contracts") written by the Company. Certain of the Insurance Contracts permit investment in, among other investment options, various series of the Fortis Series Fund (the "Fund").



To effect the Sale as it relates to the Company, Hartford Life and Annuity Insurance Company, an indirect wholly owned subsidiary of The Hartford, will reinsure the Insurance Contracts on a 100% coinsurance basis and perform administration of such Insurance Contracts. In addition, Hartford Life and Accident Insurance Company, another indirect wholly owned subsidiary of The Hartford, will purchase all of the outstanding stock of Fortis Advisers, Inc., which is the investment adviser for the Fund. Thus, upon completion of the Sale, Hartford Life and Accident Insurance Company will own and control Fortis Advisers, Inc. and its subsidiaries, including Fortis Investors, Inc., which is the principal distributor of the Fund.



Closing of the Sale is subject to various regulatory and other approvals. Following the Sale, the Fund expects to enter into new investment advisory, subadvisory and distribution agreements with affiliates of The Hartford. Such new agreements will require approvals subsequent to the closing of the Sale by the Fund's board of directors and shareholders and by Insurance Contract holders to the extent required by law.

APPENDIX A--SAMPLE MARKET VALUE ADJUSTMENT CALCULATIONS

The formula which will be used to determine the Market Value Adjustment is:

                 1 + I           n/12
              ------------               - 1
         (    1 + J + .005  )

Sample Calculation 1: Positive Adjustment

Amount withdrawn or transferred                          $10,000
Existing Guarantee Period                                7 years
Time of withdrawal or transfer                           beginning of 3rd year of Existing Guarantee Period
Guaranteed Interest Rate (I)                             8%*
Guaranteed Interest Rate for new 5-year guarantee (J)    7%*
Remaining Guarantee Period (N)                           60 months
Market Value Adjustment

                   1 + .08           60/12
$10,000 X       --------------                - 1         = $234.73
           [(   1 + .07 + .005  )                  ]

    Amount transferred or withdrawn (adjusted for Market Value Adjustment):
                                   $10,234.73

Sample Calculation 2: Negative Adjustment

Amount withdrawn or transferred                          $10,000
Existing Guarantee Period                                7 years
Time of withdrawal or transfer                           beginning of 3rd year of Existing Guarantee Period
Guaranteed Interest Rate (I)                             8%*
Guaranteed Interest Rate for new 5-year guarantee (J)    9%*
Remaining Guarantee Period (N)                           60 months
Market Value Adjustment:

                   1 + .08           60/12
$10,000 X       --------------                - 1         = -$666.42
           [(   1 + .09 + .005  )                  ]

    Amount transferred or withdrawn (adjusted for Market Value Adjustment):
                                   $9,333.58

Sample Calculation 3: Negative Adjustment

Amount withdrawn or transferred                          $10,000
Guarantee Period                                         7 years
Time of withdrawal or transfer                           beginning of 3rd year of Existing Guarantee Period
Guaranteed Interest Rate (I)                             8%*
Guaranteed Interest Rate for new 5-year guarantee (J)    7.75%*
Remaining Guarantee Period (N)                           60 months
Market Value Adjustment:

                    1 + .08            60/12
$10,000 X       ----------------                - 1         = -$114.94
           [(   1 + .0775 + .005  )                  ]

    Amount transferred or withdrawn (adjusted for Market Value Adjustment):
                                   $9,885.06
------------------------------
* Assumed for illustrative purposes only.

APPENDIX B--SAMPLE DEATH BENEFIT CALCULATIONS

                                                                EXAMPLE 1    EXAMPLE 2
DATE OF DEATH IS THE 3RD CONTRACT ANNIVERSARY                   ---------    ---------
  a. Purchase Payments Made Prior to Date of Death               $30,000      $30,000
  b. Contract Value on Date of Death                             $20,000      $32,000
Death Benefit is larger of a, and b                              $30,000      $32,000

                                                                EXAMPLE 1    EXAMPLE 2
DATE OF DEATH IS THE 5TH CONTRACT ANNIVERSARY                   ---------    ---------
  a. Purchase Payments Made Prior to Date of Death               $30,000      $30,000
  b. Contract Value on Date of Death                             $34,000      $32,000
  c. 5 Year Ratchet Option Value                                 $34,000      $32,000
Death Benefit is larger of a, b, and c                           $34,000      $32,000

                                                                EXAMPLE 1    EXAMPLE 2
DATE OF DEATH IS THE 7TH CONTRACT ANNIVERSARY                   ---------    ---------
  a. Purchase Payments Made Prior to Date of Death               $30,000      $30,000
  b. Contract Value on Date of Death                             $32,000      $40,000
  c. 5 Year Ratchet Option Value                                 $33,000      $32,000
Death Benefit is larger of a, b, and c                           $33,000      $40,000

                                                                EXAMPLE 1    EXAMPLE 2
DATE OF DEATH IS THE 10TH CONTRACT ANNIVERSARY                  ---------    ---------
  a. Purchase Payments Made Prior to Date of Death               $30,000      $30,000
  b. Contract Value on Date of Death                             $32,000      $38,000
  c. 5 Year Ratchet Option Value                                 $32,000      $38,000
Death Benefit is larger of a, b, and c                           $32,000      $38,000

APPENDIX C--EXPLANATION OF EXPENSE CALCULATIONS

The expense for a given year is calculated by multiplying the projected beginning of the year policy value by the total expense rate. The total expense rate is the sum of the variable account expense rate plus the total Portfolio expense rate plus the annual administrative charge rate.

The policy values are projected by assuming a single payment of $1,000 grows at an annual rate equal to 5% reduced by the total expense rate described above.

For example, the 3 year expense for the Growth Stock Series is calculated as follows:


--------------------------------------------------------------------------------
         Total Variable Account Annual Expenses                        1.25%
--------------------------------------------------------------------------------
     +   Total Series Fund Operating Expenses                          0.64%
--------------------------------------------------------------------------------
     +   Annual Administrative Charge Rate (See Below)                 0.04%
--------------------------------------------------------------------------------
     =   Total Expense Rate                                            1.93%
--------------------------------------------------------------------------------


The Annual Administrative Charge Rate is calculated by dividing the total Annual Contract Charges we collected in 2000 on similar policies by the average policy value in force in 2000 on these similar policies.

Year 1 Beginning Policy Value = $1000.00

Year 1 Expense = 1000.00 x 0.0193 = $19.30



Year 2 Beginning Policy Value = $1030.70


Year 2 Expense = 1030.70 x 0.0193 = $19.89



Year 3 Beginning Policy Value = $1062.35


Year 3 Expense = 1062.35 x 0.0193 = $20.50



So the cumulative expenses for years 1-3 for the Growth Stock Series are equal to $19.30 + $19.89 + $20.50 = $59.69

APPENDIX D--PRO RATA ADJUSTMENTS

Pro rata adjustments are made for withdrawals in calculating the death benefit payable under the contract. The benefit is described under the section of this prospectus entitled "Benefit Payable on Death of Contract Owner (or Annuitant)".

A pro rata adjustment is calculated separately for each withdrawal, creating a decrease in the death benefit proportional to the decrease the withdrawal makes in the contract value. Pro rata adjustments are made for amounts withdrawn for partial surrenders and surrender charges, but not for any contract fee-related surrenders.

Under the death benefit set forth as (2) in "Benefit Payable on Death of Contract Owner (or Annuitant)", the pro rata adjustment for a given withdrawal is equal to:

     (a) the withdrawn amount, divided by

     (b) the contract value immediately before the amount was withdrawn, the result multiplied by

     (c) the aggregate amount of all prior purchase payments less pro rata adjustments for all prior withdrawals

Under the death benefit set forth as (3) in "Benefit Payable on Death of Contract Owner (or Annuitant)", the pro rata adjustment for a given withdrawal is equal to:

     (a) the withdrawn amount, divided by

     (b) the contract value immediately before the amount was withdrawn, the result multiplied by

     (c) the quantity equal to:

         (i) the contract value on the anniversary, plus

         (ii) purchase payments made since the anniversary and before withdrawal, minus

        (iii) pro rata adjustments for withdrawals made since the anniversary and before the given withdrawal.

                                       D-1